RECAPITALIZATION AGREEMENT

                                      Among

                           BAUSCH & LOMB INCORPORATED,

                                 ENDOSAFE, INC.,

                               CRL HOLDINGS, INC.,

          CHARLES RIVER LABORATORIES, INC., CHARLES RIVER SPAFAS, INC.,

                       BAUSCH & LOMB INTERNATIONAL, INC.,

                           WILMINGTON PARTNERS, L.P.,

                           BAUSCH & LOMB CANADA, INC.,

                               CRL ACQUISITION LLC

                                       and

                     DLJ MERCHANT BANKING PARTNERS II, L.P.

                            Dated as of July 25, 1999


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                                TABLE OF CONTENTS

                                                                           Page

Article 1            DEFINITIONS, ETC.........................................2

    1.1      Definitions......................................................2
    1.2      Construction....................................................14
    1.3      Accounting Conventions..........................................15
    1.4      Disclosure Schedule.............................................15

Article 2            REORGANIZATION, MERGER RECAPITALIZATION,
                     REDEMPTIONS AND CLOSING.................................15

    2.1      Reorganization; Merger..........................................15
    2.2      Recapitalization of Recap Co....................................16
    2.3      Redemptions.....................................................16
    2.4      Closing.........................................................17

Article 3            REPRESENTATIONS AND WARRANTIES OF SELLER PARENT.........17

    3.1      Organization, Good Standing and Power...........................17
    3.2      Authorization and Validity......................................18
    3.3      Capitalization of Recap Subco and Recap Subsidiaries............18
    3.4      Consent and Approvals; No Conflict..............................19
    3.5      Purchased Shares in Merger......................................19
    3.6      Financial Statements............................................19
    3.7      Absence of Undisclosed Liabilities..............................20
    3.8      Absence of Certain Changes......................................20
    3.9      Entire CRL Business.............................................21
    3.10     Legal Proceedings...............................................21
    3.11     Employees and Labor Relations Matters...........................22
    3.12     CRL Business Tangible Assets; Real Property.....................22
    3.13     Intellectual Property...........................................23
    3.14     Compliance with Applicable Laws.................................23
    3.15     Employee Benefit Plans..........................................24
    3.16     Environmental Matters...........................................26
    3.17     Tax Matters.....................................................27
    3.18     Contracts.......................................................27
    3.19     Certain Fees....................................................28
    3.20     Year 2000.......................................................28
    3.21     Insider Interests; Intercompany Transactions....................28
    3.22     No Other Representations or Warranties..........................28

Article 4            REPRESENTATIONS AND WARRANTIES OF BUYER
                     AND BUYER PARENT........................................29

    4.1      Organization, Good Standing and Power...........................29


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    4.2      Authorization and Validity of Agreements........................29
    4.3      Consents and Approvals; No Conflict.............................29
    4.4      Legal Proceedings...............................................30
    4.5      Certain Fees....................................................30
    4.6      Financing.......................................................30
    4.7      Access and Investigation........................................30
    4.8      No Other Representations or Warranties..........................31

Article 5            COVENANTS OF THE PARTIES................................31

    5.1      Access to Information; Confidentiality..........................31
    5.2      Approvals under Competition Laws................................32
    5.3      Conduct of the CRL Business Pending the Closing Date............32
    5.4      Consents........................................................33
    5.5      Tax Matters.....................................................34
    5.6      Employee Matters................................................35
    5.7      Additional Assurances...........................................36
    5.8      Updated Disclosure Schedule.....................................37
    5.9      Buyer's Insurance...............................................38
    5.10     Cash Management.................................................38
    5.11     Company Acquisition Proposal....................................38
    5.12     Books and Records...............................................39
    5.13     Use of Names....................................................39
    5.14     Commitment Letters..............................................39
    5.15     Broekman Sale...................................................39
    5.16     Stage I Reorganization Matters..................................40
    5.17     Confidential Information........................................40
    5.18     Closing Efforts.................................................40
    5.19     Interim Financial Statements....................................40
    5.20     Financial Assurances............................................41
    5.21     Financial Statements............................................41
    5.22     Net Underfunding Amount.........................................42

Article 6            CONDITIONS TO CLOSING...................................42

    6.1      Conditions to Obligations of Buyer and Seller Parent and
             Recap Co........................................................42
    6.2      Conditions to Obligations of Buyer..............................43
    6.3      Conditions to Obligations of Seller Parent, the Sellers,
             Recap Co and Recap Subco........................................45

Article 7            TERMINATION AND ABANDONMENT.............................45

    7.1      Termination.....................................................45
    7.2      Effect of Termination and Abandonment...........................46

Article 8            SURVIVAL AND INDEMNIFICATION............................47

    8.1      Survival of Representations, Warranties and Covenants...........47


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    8.2      Indemnification by Seller Parent................................47
    8.3      Indemnification by Recap Co.....................................47
    8.4      Certain Limitations on Indemnities..............................48
    8.5      Procedure.......................................................49
    8.6      No Consequential Damages........................................50
    8.7      Exclusive Remedy................................................50
    8.8      Validity........................................................50
    8.9      Waiver..........................................................51

Article 9            MISCELLANEOUS...........................................51

    9.1      Public Announcement.............................................51
    9.2      Expenses........................................................51
    9.3      Transfer Taxes and Recording Expenses...........................52
    9.4      Knowledge.......................................................52
    9.5      Notices.........................................................52
    9.6      Severability....................................................54
    9.7      Specific Performance............................................54
    9.8      No Conflict of Interest.........................................54
    9.9      Binding Effect; Benefit.........................................54
    9.10     Assignability...................................................54
    9.11     Amendment, Waiver...............................................55
    9.12     Section Headings................................................55
    9.13     Counterparts....................................................55
    9.14     Applicable Law..................................................55
    9.15     Submission to Jurisdiction......................................55
    9.16     Entire Agreement................................................56




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                           RECAPITALIZATION AGREEMENT

           This Recapitalization Agreement is made as of the 25th day of July, 1999, by and among Bausch & Lomb Incorporated, a New York corporation ("Seller Parent"), Endosafe, Inc., a Delaware corporation ("Recap Co"), CRL Holdings, Inc., a Delaware corporation ("Recap Subco"), Charles River Laboratories, Inc., a Delaware corporation ("CRL"), Charles River SPAFAS, Inc., a Delaware corporation ("SPAFAS"), Bausch & Lomb International, Inc., a New York corporation ("International"), Wilmington Partners, L.P., a Delaware limited partnership ("WPLP"), Bausch & Lomb Canada, Inc., a Canadian corporation ("Parent Canada"), CRL Acquisition LLC, a Delaware limited liability company ("Buyer"), and DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership ("Buyer Parent"). Certain terms which are capitalized in this Agreement are used with the meanings ascribed thereto in Section 1.1.

                                    RECITALS

           Recap Subco, directly and through its direct and indirect subsidiaries, together with WPLP and Parent Canada, are engaged in the CRL Business.

           Seller Parent, through CRL, SPAFAS and International, owns all of the issued and outstanding shares of capital stock of Recap Subco.

           Immediately prior to the Closing, Seller Parent, WPLP and Parent Canada shall cause the reorganization to occur so that at the Closing, (i) Recap Subco, or a subsidiary thereof, shall own all of the assets used in the CRL Business (other than the Excluded Assets), (ii) Recap Subco shall be a wholly owned subsidiary of Recap Co and (iii) CRL, SPAFAS, International and WPLP shall own all of the issued and outstanding shares of capital stock of Recap Co.

           Immediately prior to the Closing, Buyer Parent shall cause Buyer to be capitalized with at least $90,000,000, Acquisition Co to be formed and capitalized by Buyer with at least $90,000,000 and Acquisition Co to be merged with and into Recap Co.

           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller Parent shall cause Recap Co and Recap Subco to incur indebtedness to facilitate the recapitalization of Recap Co, and Buyer shall assist Recap Co and Recap Subco in incurring such indebtedness.

           At the Closing, immediately following the incurrence of the foregoing indebtedness, Seller Parent and Buyer shall cause Recap Subco to use all of the net proceeds of such indebtedness incurred by it to declare and pay a dividend to Recap Co.

           Immediately following the payment of such dividend, Seller Parent shall cause Recap Co to use the proceeds of such dividend and the indebtedness incurred by it to redeem for cash all of the shares of Recap Co Common Stock held by SPAFAS and International and all of the shares of Recap Co Preferred Stock held by WPLP and to redeem for cash and the Recap Co Sub Note certain shares of Recap Co Common Stock held by CRL such that immediately thereafter CRL shall own 12.5% of the number of issued and outstanding shares of Recap Co Common Stock and Buyer shall own 87.5% of the number of issued and outstanding shares of Recap Co Common Stock.

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                                   Article 1

                                DEFINITIONS, ETC.

     1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

           "Accounting Firm" means Arthur Andersen LLP or if such firm does not accept an engagement, then an independent nationally recognized accounting firm mutually agreed upon by Seller Parent and Buyer.

           "Acquisition Co" has the meaning set forth in Section 2.1.6.

           "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

           "Agreement" means this Recapitalization Agreement and the Exhibits and the Disclosure Schedule to this Agreement, as the same may from time to time be amended as provided herein.

           "Assumed Liabilities" means all liabilities and obligations of Seller Parent, any Seller or any of the CRL Companies arising from or with respect to the CRL Business or the CRL Business Assets, except for the Excluded Liabilities.

           "Audited Financial Statements" has the meaning set forth in Section 5.21.

           "Balance Sheet" means the December 26, 1998 balance sheet of the CRL Business included in the Audited Financial Statements.

           "Balance Sheet Date" means December 26, 1998.

           "Benefit Plan" has the meaning set forth in Section 3.15.1.

           "Broekman Sale" has the meaning set forth in Section 5.15.

           "Business Day" means any day other than a day when the commercial banks doing business in New York or Massachusetts are required or permitted by Law to be closed for business.

           "Buyer" has the meaning set forth at the beginning of this Agreement.

           "Buyer's Group" means, collectively, Buyer and Buyer Parent.

           "Buyer Indemnified Parties" has the meaning set forth in Section 8.2.

           "Buyer Material Adverse Effect" means one or more adverse changes which, individually or in the aggregate, is or would reasonably be expected to materially adversely effect the ability

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of Buyer or Buyer Parent to consummate the transactions contemplated by this
Agreement on the terms and conditions and within the time frame set forth herein.

           "Buyer Parent" has the meaning set forth at the beginning of this Agreement.

           "CERCLA" has the meaning set forth in Section 3.16.

           "Claim" has the meaning set forth in Section 8.5.

           "Closing" has the meaning set forth in Section 2.6.

           "Closing Date" has the meaning set forth in Section 2.6.

           "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder.

           "Commercial Efforts" means diligent, good faith efforts which shall not require the performing party to (i) take any action which is unreasonable under the circumstances, (ii) make any investment or capital contribution not expressly contemplated by this Agreement or the Commitment Letters, (iii) amend or waive any rights under this Agreement or the Commitment Letters, or (iv) incur or expend any amount of funds with respect to any matter in excess of $5,000 but, notwithstanding the foregoing, Commercial Efforts shall require the expenditure of all reasonable out-of-pocket expenses necessary to satisfy a party's obligations under this Agreement, including the fees, expenses and disbursements of accountants, counsel, investment bankers and other professionals.

           "Commitment Letters" means those commitment letters attached hereto as Exhibit 4.6.

           "Company Acquisition Proposal" has the meaning set forth in Section 5.11.

           "Computer Systems" has the meaning set forth in Section 3.20.

           "Confidentiality Agreement" has the meaning set forth in Section 5.1.

           "Contracts" has the meaning set forth in Section 3.18.

           "Contribution Agreements" has the meaning set forth in the definition of Stage 1 Reorganization.

           "Cost" means, collectively, Losses and Litigation Expenses which are not unconditionally covered by insurance (provided that if the CRL Business is unconditionally entitled to insurance with respect to such Loss or Litigation Expense, such insurance proceeds shall be applied to the Loss or Litigation Expense).

           "CRL" has the meaning set forth at the beginning of this Agreement.

           "CRL Business" means the businesses conducted by Seller Parent through its direct and indirect subsidiaries, including, as of the date hereof, Recap Subco, the Recap Subsidiaries, WPLP and Parent Canada and, prior to the Stage 1 Reorganization, also through CRL, SPAFAS

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and International, in each case relating to (i) the production, supply and resale of laboratory animals for use in pharmaceutical and other medical testing (the "Research Models"), (ii) the production and supply of specific pathogen free eggs for vaccine production and research, (iii) testing and monitoring of laboratory animal colonies, (iv) special laboratory animal contract services for the performance of studies for pharmaceutical and biotechnology companies, (v) research services for large laboratory animals, (vi) laboratory animal facility management, (vii) biological and analytical testing of large non-animal molecule products, (viii) the production and supply of in vitro test kits for bacterial endotoxin detection in parental drugs and devices, (ix) the production and supply of monoclonal and polyclonal antibodies, and (x) the sale of equipment related to laboratory animal production and maintenance.

           "CRL Business Assets" means the CRL Business and all of Seller Parent's, each of the Sellers' and each CRL Companies' right, title and interest in and to all of the assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, which are related to or used in the CRL Business, other than the Excluded Assets, which CRL Business assets, rights and properties include, without limitation, all of the following except for the Excluded
Assets:

                     (i) all assets shown or reflected on the Balance Sheet, except for changes made therein in the ordinary course of business since the Balance Sheet Date and through the Closing Date;

                     (ii) all land and other real property, all buildings and other improvements located thereon, and all rights, interests or appurtenances thereto which are related to or used in the conduct of the CRL Business;

                     (iii) all of the fixed assets and other tangible personal property, including, without limitation, machinery, vehicles, tools, equipment, furniture, fixtures, leasehold improvements and supplies related to or used in the conduct of the CRL Business wherever located (collectively, the "Property"), including Property acquired through the Closing Date;

                     (iv) all research models, raw materials, components and other parts, work-in-process, finished goods and all other inventory whether on hand, on order, in transit or held by others on a consignment basis (collectively, the "Inventory") related to or used in the conduct of the CRL Business wherever located, including the inventory shown or reflected on the Balance Sheet and Inventory acquired after the Balance Sheet Date and through the Closing Date, excluding only such Inventory as shall have been sold in the ordinary course of business after the Balance Sheet Date and through the Closing Date;

                     (v) all tradenames, tradename rights, trademarks, trademark rights, licenses, patents, patent rights, copyrights, copyright rights, service marks, service mark rights, trade secrets, trade secret rights, confidential information, mailing lists, customer lists, supplier lists, market studies, training and equipment manuals, trade dress, designs, patterns, technology, trade

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                               secrets, and manufacturing, engineering,
                               technical and any other know-how processes, business opportunities, and businesses, projects and products planned or under development, other intellectual property rights (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, applications relating to any of the foregoing and claims for infringement of or interference with any of the foregoing) and other proprietary information related to or used in the conduct of the CRL Business, in any case whether domestic or foreign or registered or common law including, without limitation, the names "Charles River Laboratories," "Charles River" and "SPAFAS" and all variations thereof (collectively, "Intellectual Property");

                     (vi) all receivables related to the CRL Business, including, without limitation, trade accounts and other accounts receivable, loans receivable and advances as at the Balance Sheet Date and all receivables related to the CRL Business acquired or created after the Balance Sheet Date and through the Closing Date (collectively, the "Receivables"), excluding only such Receivables as shall have been collected on or prior to the Closing Date;

                     (vii) all contracts of or related to the CRL Business, including without limitation, the Material Contracts and all contracts relating to the Benefit Plans and Non-US Benefit Plans;

                     (viii) all goodwill, other intangible property, and causes of action, actions, claims, rights and remedies of any kind as against others (whether by contract or otherwise) relating to the CRL Business or any of the other CRL Business Assets or Seller Parent, any of the Sellers or any of the CRL Companies in the conduct or operation of the CRL Business (including without limitation, the Intellectual Property) or the Assumed Liabilities;

                     (ix) all books and records (financial, accounting and other), correspondence, and all sales, marketing, advertising, packaging and promotional materials, files, data (whether written, on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case relating to Recap Subco, any Recap Subsidiary, WPLP, Parent Canada, the CRL Business Assets, the Assumed Liabilities or the CRL Business wherever located, except for any located at Seller Parent in Rochester, New York;

                     (x)       all Permits to the extent legally transferable;

                     (xi) all prepaid expenses, refunds, security and like deposits and all other investments relating to the CRL Business; and

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                     (xii)     all proceeds of any of the foregoing (other than
                               Excluded Assets).

           "CRL Business Material Adverse Effect" means one or more adverse changes which, individually or in the aggregate, has resulted in or would reasonably be expected to result in either (a) the loss of $15,000,000 or more of annual revenue by the CRL Business or (b) Costs in excess of $15,000,000; provided, however that none of the events set forth on Schedule 1.1.3 shall constitute a CRL Business Material Adverse Effect.

           "CRL Companies" shall mean Recap Subco, each of the Recap Subsidiaries, WPLP and Parent Canada.

           "Default" means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute a breach, a default or an event of default under the applicable agreement, contract, instrument or lease or would permit any party thereto to cancel or terminate performance or seek damages or specific performance for breach or default.

           "Disclosure Schedule" means the Disclosure Schedule delivered by Seller Parent to Buyer simultaneously with the execution of this Agreement and shall include an Update in accordance with Section 5.8.

           "DOJ" has the meaning set forth in Section 5.2.

           "Draft Audited Financial Statements" has the meaning set forth in
Section 3.6.

           "Draft Unaudited Financial Statements" has the meaning set forth in
Section 3.6.

           "Draft Financial Statements" has the meaning set forth in Section
3.6.

           "Employees" means all of those persons employed as of the Closing Date by any of the CRL Companies in the CRL Business, including employees who are on disability (whether short-term or long-term) or other leave from any of the CRL Companies.

           "Environmental Claim" means any notice or claim by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substances at the Real Property or at any other real property, whether or not presently or formerly owned or leased by any of the CRL Companies, or (ii) any violation, or alleged violation, of any Environmental Laws by any of the CRL Companies, Sellers or Seller Parent prior to the Closing Date, in each case with respect to the CRL Business.

           "Environmental Laws" means any and all Laws of any Governmental Entity in effect as of the Closing Date, relating to health, pollution control or protection of the environment, including all Laws relating to the manufacture, processing, distribution, generation, use, ownership, collection, treatment, storage, transportation, recovery, recycling, removal, handling, discharge, disposal, release or threatened release of any Hazardous Substances, or regarding

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exposure to, monitoring or assessment of, or remediation (including operation and maintenance of remedial systems) of, any Hazardous Substances, or record keeping, notification or reporting requirements respecting any Hazardous Substances, or the on-site or off-site contamination or pollution of the environment, or air, soil, or water quality, or air or water emissions, or public health and safety or community right-to-know, including Laws of the United States, Belgium, Canada, China, France, Germany, Italy, Japan, Mexico, Netherlands, United Kingdom, Australia, Czech Republic, Hungary, Japan, Spain and Sweden.

           "ERISA" means the Employee Retirement Income Security Act of 1974 and all regulations promulgated thereunder, as the same have from time to time been amended.

           "Excluded Assets" means:

                     (i) all cash (except to the extent necessary to satisfy the requirements of Section 5.10 hereof, except for any cash received with respect to divested assets pursuant to Section 5.2.2 hereof, except an amount equal to 50% of all indebtedness of Charles River Japan, Inc. for borrowed money evidenced by a note, bond, debenture or similar instrument, except an amount equal to the Net Underfunding Amount and except any net proceeds arising from the sale of assets referred to in item 6 of Schedule 3.8, all of which shall constitute CRL Business Assets and all of which shall be held by Recap Co, Recap Subco or one of the U.S. wholly owned Recap Subsidiaries) and cash equivalents of the CRL Business, Recap Subco, Recap Co and the Recap Subsidiaries on the date immediately preceding the Closing Date;

                     (ii) (A) all books and records relating to the CRL Business that are located at Seller Parent in Rochester, New York and (B) all books and records relating to the CRL Business that are located in Wilmington, Massachusetts or at any of the Recap Subsidiaries which are required to be retained by Seller Parent, CRL, WPLP, SPAFAS, International or Parent Canada pursuant to any applicable Law (in the case of (A) and (B) of this clause, copies of such books and records, to the extent related to the CRL Business, shall be provided to Buyer, Recap Co and the Recap Subsidiaries upon request);

                     (iii) all Tax assets of Recap Co and the Recap Subsidiaries which relate to pre-closing periods;

                     (iv) all assets set forth on Schedule 1.1.1(iv); provided, however, in the event the Broekman Sale is not consummated on or after the Closing Date, item 2 on Schedule 1.1.1(iv) shall not be an Excluded Asset; and

                     (v) all Receivables from Seller Parent or any Affiliate of Seller Parent which is not one of the CRL Companies.

           "Excluded Debt" shall mean, with respect to Seller Parent, any Seller, Recap Subco or any Recap Subsidiary, without duplication, (i) all indebtedness of Seller Parent, any Seller,

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Recap Subco or any Recap Subsidiary for borrowed money, and all indebtedness evidenced by notes, bonds, debentures or similar instruments, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of Seller Parent, any Seller, Recap Subco or any Recap Subsidiary, (iii) all indebtedness of a second Person secured by any Lien on any property owned by Seller Parent, any Seller, Recap Subco or any Recap Subsidiary, whether or not such indebtedness has been assumed, (iv) all obligations under any lease of any property (whether real, personal or mixed) by Seller Parent, any Seller, Recap Subco or any Recap Subsidiary as lessee which, in conformity with GAAP, would be accounted for as a capital lease on the balance sheet of such Person (each a "Capital Lease"), other than Capital Lease obligations as of June 30, 1999 set forth on Schedule 1.1(x), (v) all net obligations of Seller Parent, any Seller, Recap Subco or any Recap Subsidiary under interest rate agreements, swap, cap, collar or similar agreements or instruments and (vi) all contingent obligations of Seller Parent, any Seller, Recap Subco or any Recap Subsidiary arising from the guaranty by Seller Parent, any Seller, Recap Subco or any Recap Subsidiary of Excluded Debt of other Persons; provided, however, that Excluded Debt which is owed by any Joint Venture shall mean the product of the amount of Excluded Debt of such Joint Venture and the percentage of the total equity interests of such Joint Venture held by all CRL Companies (other than such Joint Venture) in such Joint Venture.

           "Excluded Liabilities" means:

                     (i) all debts, claims, liabilities or obligations for any Tax (except for any Tax arising as a result of the breach of any representation or warranty contained in Article 3 other than Section 3.17)
                               (A) arising from or with respect to the CRL
                               Business Assets or the operation or conduct of the CRL Business on or prior to the Closing Date, including but not limited to all income taxes directly arising from the deemed sale of assets under the Section 338(h)(10) Election, whether or not due and payable on or before the Closing Date and whether or not attributable to a Tax period that ends on or before the Closing Date (in which event the Tax attributable to the period on or prior to the Closing Date shall be determined on a closing-of-the-books method, ending the close of business on the Closing Date, with respect to income Taxes and on a per diem basis, including in such period the Closing Date, with respect to all other Taxes); (B) of or attributable to any Tax Sharing Agreement to which Recap Subco or any Recap Subsidiary is or was a party for any period on or prior to the Closing Date; and (C) for which Recap Subco or any Recap Subsidiary is held liable under Treasury Regulationss. 1.1502-6 or any similar provisions of state, local or foreign Law, which Tax is attributable to income of any Person other than Recap Subco or any Recap Subsidiary arising on or prior to the Closing Date.

                     (ii) all debts, claims, liabilities or obligations of Seller Parent, any of the CRL Companies or Sellers, in respect of accounts payable, notes payable (including intercompany promissory notes and similar financing arrangements) or other obligations (whether or not billed or accrued) to

                               Seller Parent or any Affiliate of Seller Parent which is not Recap Subco or one of the Recap Subsidiaries;

                     (iii) all debts, claims, liabilities or obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Seller Parent or any Affiliate of Seller Parent in connection with the transactions contemplated hereby;

                     (iv)      the Excluded Debt;

                     (v) all debts, claims, liabilities or obligations specifically arising out of or relating to any of the Excluded Assets which fall within subparagraphs (i), (ii), (iii), (iv) (but only with respect to such debts, claims, liabilities or obligations specifically arising out of or related to (A) the contract for the sale of the property and assets set forth in item 1 of
                               Schedule 1.1.1(iv) and (B) businesses and assets of or operation or ownership thereof by the entities set forth in item 3 through 7 of
                               Schedule 1.1.1(iv) other than the CRL Business or the CRL Business Assets), or (v) of the definition of Excluded Assets;

                     (vi) the accrued and unpaid deferred compensation and bonuses payable or accrued as of June 30, 1999 to the management and other employees of the CRL Business;

                     (vii) all debts, claims, liabilities or obligations arising out of or relating to the net underfunding if any, of Non-U.S. Benefit Plans that are defined benefit plans; provided, however, that as to any Non-U.S. Benefit Plan covering employees of an entity as to which a third party holds an equity interest exceeding 15% of the total equity interests of such entity (such entity being referred to herein as a "Joint Venture" and such Non-U.S. Benefit Plan, a "Joint Venture Non-U.S. Benefit Plan"), Excluded Liabilities shall be the product of the aggregate Excluded Liability of such Joint Venture as to the applicable Joint Venture Non-U.S. Benefit Plan and the percentage of the equity interests held by all CRL Companies (other than such Joint Venture) in such Joint Venture (the "Net Underfunding Amount"); and

                     (viii) the obligations under the Retention Agreements with respect to Section I(A) regarding the EVA Banks and with respect to Section I(B) regarding the compensation for accelerated vesting of Seller Parent stock options for Employees and the obligations of Seller Parent or, prior to the Closing Date Recap SubCo, under the Releases.

           "Expiration Date" has the meaning set forth in Section 8.1.

           "Financial Statements" has the meaning set forth in Section 5.21.

           "FTC" has the meaning set forth in Section 5.2.

           "GAAP" means generally accepted U.S. accounting principles, as in effect at the time to which the financial statements or records relate, applied on a consistent basis in accordance with the policies applied in the preparation of the Financial Statements.

           "Governmental Consents" has the meaning set forth in Section
6.1.1(b).

           "Governmental Entity" means, collectively, the United States government, the government of any of the states constituting the United States, any municipality and any other domestic or foreign national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, courts, subsidiary corporations or other subdivisions, to the extent such Governmental Entity has jurisdiction.

           "Hazardous Substances" means any (i) material, substance, waste (including any solid, liquid, semisolid or gas or gaseous mixture), product, chemical, pesticide, fungicide, rodenticide, pollutant, contaminant, hazardous material, hazardous substance, hazardous waste or solid waste, as the foregoing terms are considered or defined as harmful or toxic under, regulated by or form the basis of liability under any applicable Environmental Law; (ii) petroleum (including crude oil or any fraction thereof) products of any kind; (iii) asbestos, asbestos containing material; (iv) radioactive substance; and (v) any polychlorinated biphenyl (PCB).

           "Highly Compensated Employee" has the meaning set forth in Section 3.11.1.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all regulations promulgated thereunder, as the same has been amended from time to time.

           "Immaterial Injunction" has the meaning set forth in Section 6.1.1.

           "Indemnitee" has the meaning set forth in Section 8.5.

           "Indemnitor" has the meaning set forth in Section 8.5.

           "Intellectual Property" has the meaning set forth in the definition of CRL Business Assets.

           "Interest Rate" means the sum of the annual rate of interest from time to time announced publicly by The Chase Manhattan Bank as its prime rate, plus two percent or if The Chase Manhattan Bank no longer announces its prime rate, LIBOR plus five percent.

           "Internal Reorganization" means, collectively, the Stage 1 Reorganization and the Stage 2 Reorganization.

           "International" has the meaning set forth at the beginning of this Agreement.

           "Investors' Agreement" means the agreement entered into as of the Closing Date among Recap Co, Buyer, CRL and each other stockholder of Recap Co in substantially the form of Exhibit 2.3.8.

           "IRS" means the U.S. Internal Revenue Service.

           "Joint Venture" shall have the meaning set forth in subparagraph
(vii) of the definition of Excluded Liabilities.

           "Joint Venture Non-U.S. Benefit Plan" shall have the meaning set forth in subparagraph (vii) of the definition of Excluded Liabilities.

           "Knowledge" has the meaning set forth in Section 9.4.

           "Law" means any constitution, law, statute, code, ordinance, rule, regulation, order, judgment or decree that is of a binding nature and enforceable by or through any Governmental Entity through the Closing Date.

           "Litigation Expense" means any costs and expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals and all costs and expenses incurred as a result of Section 8.4.5.

           "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, tax, fine, penalty, interest charge, cost, expense, damage or deficiency or other charge, other than Litigation Expense and all costs and expenses incurred as a result of Section 8.4.5.

           "Material Contracts" has the meaning set forth in Section 3.18.

           "Merger" shall mean the merger of Acquisition Subco with and into Recap Co.

           "Multiemployer Plans" has the meaning set forth in Section 3.15.1.

           "NewCanCo" has the meaning set forth in Section 2.1.1.

           "Net Underfunding Amount" has the meaning set forth in subparagraph
(vii) of the definition of Excluded Liabilities.

           "Non-U.S. Benefit Plans" has the meaning set forth in Section
3.15.13.

           "Other Consents" has the meaning set forth in Section 6.2.5.

           "Parent Canada" has the meaning set forth at the beginning of this Agreement.

           "PBGC" means the Pension Benefit Guaranty Corporation.

           "Permits" has the meaning set forth in Section 3.14.

           "Permitted Encumbrances" means: (i) those encumbrances disclosed in
Schedule 1.1.4 of the Disclosure Schedule; (ii) those encumbrances disclosed in the notes to the Audited Financial Statements, excluding encumbrances in respect of Excluded Liabilities; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being timely contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business and securing obligations which are not past due or being timely contested in good faith by appropriate proceedings;
(v) Capital Leases and equipment leases with third parties entered into in the ordinary course of business excluding Capital Leases constituting Excluded Debt;
(vi) with respect to Real Property: (A) easements, quasi-easements, leases, licenses, restrictive covenants, rights-of-way and other similar encumbrances, provided that none of the same (individually or in the aggregate) could reasonably be expected to result in Costs in excess of $350,000, (B) any conditions that would be shown on or disclosed by a current survey, provided that none of the same (individually or in the aggregate) could reasonably be expected to result in Costs in excess of $350,000, and (C) restrictions imposed by any applicable Law, including zoning and building Laws; and (vii) all rights in Intellectual Property requiring subsequent recording or registration to perfect title.

           "Person" means any individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Entity and any other entity.

           "Plans" has the meaning set forth in Section 3.15.1.

           "Premises" means the real property presently owned, leased or licensed by or for the CRL Business.

           "Purchase Price" means $443,000,000.

           "Purchased Shares" means the shares of Recap Co Common Stock issued to Acquisition Co in the Merger.

           "Real Property" has the meaning set forth in Section 3.12.

           "Recapitalization" has the meaning set forth in Section 2.2.

           "Recapitalization Documents" means all credit facilities, notes, indentures, securities purchase agreements, security documents and other agreements, instruments or documents entered into in connection with the Recapitalization.

           "Recap Co" has the meaning set forth at the beginning of this Agreement.

           "Recap Co Common Stock" means the common stock, par value $.01, per share, of Recap Co.

           "Recap Co Sub Note" means the subordinated, pay-in-kind promissory note to be issued by Recap Co to CRL on the Closing Date in substantially the form of Exhibit 2.3.1.

           "Recap Subco" has the meaning set forth at the beginning of this Agreement.

           "Recap Subco Common Stock" means the common stock, par value $.01, per share, of Recap Subco.

           "Recap Co Preferred Stock" means the Series A Redeemable Preferred Stock, par value $.01 per share, of Recap Co.

           "Recap Subco Preferred Stock" means the Series A Redeemable Preferred Stock, par value $.01 per share, of Recap Subco.

           "Recap Subsidiaries" means the corporations and other entities whose capital stock or equity interests are owned by Recap Subco as and in the percentages listed on Schedule 3.3 of the Disclosure Schedule, and shall mean and include Recap Co.

           "Receivables" has the meaning set forth in the definition of CRL Business Assets.

           "Redemptions" means the series of transactions whereby Recap Co redeems Common Stock held by CRL, SPAFAS, and International and Preferred Stock held by WPLP, in each case as described in Section 2.3.

           "Releases" means each Agreement and Release, dated the date hereof, among each Person who is a party to the Retention Agreements, Recap Subco and Seller Parent.

           "Representative" has the meaning set forth in Section 5.1.

           "Required Consents" means, collectively, the Governmental Consents and the Third Party Consents.

           "Retention Agreements" means the agreements set forth on Schedule 5.6.5.

           "Section 338(h)(10) Election" has the meaning set forth in Section 5.5.5.

           "Seller Indemnified Parties" has the meaning set forth in Section
8.3.

           "Seller Parent" has the meaning set forth at the beginning of this Agreement.

           "Sellers" means CRL, SPAFAS, WPLP and International.

           "Seller's Equity Percentage" shall mean the number of shares of Recap Co Common Stock that CRL or any Affiliate of CRL owns at such time divided by the total number of issued and shares of Recap Co Common Stock.

           "SERP" means the Charles River Laboratories Executive Life Insurance/Supplemental Retirement Income Plan, as amended and restated.

           "SPAFAS" has the meaning set forth at the beginning of this Agreement.

           "Stage 1 Reorganization" means the transactions which occurred on July 9, 1999 pursuant to the Contribution Agreement between Recap Subco and CRL, the Contribution Agreement between Recap Subco and International, the Contribution Agreement between Recap Subco and SPAFAS, and the Contribution Agreement between Recap Subco and CRL (with respect to the transfer of all of the issued and outstanding shares of CRL U.K. Limited) (collectively, the "Contribution Agreements").

           "Stage 2 Reorganization" has the meaning set forth in Section 2.1.

           "Tax" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

           "Tax Returns" means all returns, reports, estimates, information returns and statements any nature with respect to Taxes.

           "Tax Sharing Agreements" has the meaning set forth in Section 3.17.1.

           "Transfer Taxes" has the meaning set forth in Section 9.3.

           "Transfer Tax Returns" has the meaning set forth in Section 9.3.

           "Unaudited Financial Statements" has the meaning set forth in Section 5.21.

           "Update" has the meaning set forth in Section 5.8.

           "WPLP" has the meaning set forth at the beginning of this Agreement.

           "Year 2000 Compliant" has the meaning set forth in Section 3.20.

1.2        Construction.

           1.2.1 References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements. The words "include," "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. Except with respect to Sections 3.2 and 4.2, the representation or statement that an agreement is "enforceable" shall be deemed to include an exception to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditor's rights generally, and general equitable principles, whether considered in a proceeding in equity or at law. The words "the transactions contemplated by this Agreement" shall include the Redemptions, the Merger, the

Recapitalization and the execution and delivery of the Recap Co Sub Note and the Investors' Agreement. This Agreement is the joint drafting product of Seller Parent and Buyer and each provision has been subject to negotiation and agreement and, in the event of an ambiguity or question of intent or interpretation, shall not be construed for or against either party as drafter thereof.

           1.2.2 The phrases "have heretofore been provided" or "has provided" or similar words mean that Seller Parent has delivered copies of such information to Buyer. The phrase "has provided access" or similar words means that Seller Parent has allowed Buyer to review such information if requested by Buyer.

           1.3 Accounting Conventions. All references in the Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, unless specifically identified otherwise.

           1.4 Disclosure Schedule. The Disclosure Schedule shall be prepared by Seller Parent and delivered to Buyer simultaneously with the execution of this Agreement and shall be arranged in Schedules corresponding to the numbered Sections contained in this Agreement. The disclosures in any Schedule shall qualify any other Schedule or Section to the extent that such information is pertinent unless the Section specifies a specific Schedule and all contracts, agreements or other documents referred to on any Schedule are hereby incorporated by reference. The inclusion of any contract, agreement or matter on any Schedule shall not be deemed an admission by Seller Parent or Recap Co that such contract, agreement or matter is material or required to be disclosed or that all similar contracts, agreements or matters have been disclosed except as otherwise expressly required by the terms of this Agreement.

                                   ARTICLE 2

                    REORGANIZATION, MERGER RECAPITALIZATION,
                             REDEMPTIONS AND CLOSING

           2.1 Reorganization; Merger. Upon the terms and subject to the conditions of this Agreement, the parties agree that the following transactions will take place immediately prior to the Closing in the order set forth below (with the steps set forth in Section 2.1.1 through 2.1.5 being hereinafter referred to as the "Stage 2 Reorganizations"):

           2.1.1 Recap Subco shall form a wholly owned Canadian Corporation ("NewCanCo").

           2.1.2 WPLP shall contribute all of its CRL Business Assets used in the CRL Business to Recap Subco and, in exchange therefor, Recap Subco shall issue to WPLP the Recap Subco Preferred Stock pursuant to a contribution agreement in substantially the form of the Contribution Agreements.

           2.1.3 Each of CRL, SPAFAS, and International shall exchange all of Recap Subco Common Stock owned by it for the same number of shares of Recap Co Common Stock and WPLP shall exchange all of the Recap Subco Preferred Stock for the same number of shares of Recap Co Preferred Stock.

           2.1.4 CRL shall purchase shares of Recap Co Common Stock in exchange for cash, Recap Co shall purchase shares of Recap Subco Common Stock in exchange for cash and Recap Subco shall purchase shares of NewCanCo common stock in exchange for cash.

           2.1.5 Parent Canada shall sell all of its CRL Business Assets used in the CRL Business to NewCanCo in exchange for cash pursuant to an Asset Purchase Agreement in substantially the form of the Contribution Agreements.

           2.1.6 Buyer shall form a wholly owned Delaware corporation ("Acquisition Co") and contribute at least $90,000,000 thereto in exchange for shares of common stock of Acquisition Co.

           2.1.7 Buyer and Seller Parent shall cause Acquisition Co to merge with and into Recap Co with Recap Co being the surviving entity and with Buyer receiving such number of shares of Recap Co Common Stock constituting 87.5% of the total number of shares of Recap Co Common Stock which shall be issued and outstanding following the Redemptions.

           2.2 Recapitalization of Recap Co. Upon the terms and subject to the conditions of this Agreement, prior to the Closing Date, Buyer will use its Commercial Efforts to assist Recap Co and Recap Subco to obtain debt financing all upon the terms and conditions set forth in the Commitment Letters (the "Recapitalization"). On the Closing Date, Seller Parent shall cause Recap Co and Recap Subco to enter into the Recapitalization Documents. The proceeds of the Recapitalization together with the Recap Co Sub Note will be used to consummate the Redemptions.

           2.3 Redemptions. Upon the terms and subject to the conditions of this Agreement, at the Closing:

           2.3.1 Recap Co shall redeem all of the shares of Recap Co Preferred Stock owned by WPLP for $242,000,000 in cash payable by wire transfer of immediately available funds to such account as is designated by WPLP, and WPLP shall deliver to Recap Co certificates, duly endorsed for transfer, representing such shares of Recap Co Preferred Stock.

           2.3.2 Recap Co shall redeem all of the shares of Recap Co Common Stock owned by SPAFAS for $10,000,000 in cash payable by wire transfer of immediately available funds to such account as is designated by SPAFAS, and SPAFAS shall deliver to Recap Co certificates, duly endorsed for transfer, representing such shares of Recap Co Common Stock.

           2.3.3 Recap Co shall redeem all of the shares of Recap Co Common Stock owned by International for $8,000,000 in cash payable by wire transfer of immediately available funds to such account as is designated by International, and International shall deliver to Recap Co certificates representing such shares of Recap Co Common Stock.

           2.3.4 Recap Co shall redeem such number of shares of Recap Co Common Stock owned by CRL constituting 87.5% of the total number of shares of Recap Co Common Stock then issued and outstanding following the redemptions set forth in Sections 2.3.1 through 2.3.3 so that immediately after all of the Redemptions CRL shall own 12.5% of the issued and outstanding shares of Recap Co Common Stock for $140,000,000 in cash, payable by wire transfer of immediately available funds to such account as is designated by CRL, and $43,000,000 in principal amount of the Recap Co Sub Note, and CRL shall deliver to Recap Co certificates, duly endorsed for transfer, representing such shares of Recap Co Common Stock.

           2.3.5 By execution and delivery of this Agreement, Buyer and the other parties to this Agreement hereby and as of the Closing Date consents to the Redemptions.

           2.4 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7, the Closing of the Stage 2 Reorganization, Recapitalization, Redemptions and Merger (the "Closing") shall take place at 10:00 a.m. at the offices of Nixon, Peabody LLP, 437 Madison Avenue, New York, New York 10022 on the later of September 24, 1999 (with an effective date upon the close of business on September 25, 1999) or the tenth calendar day following the satisfaction of all conditions in
Article 6 or such other time and place as may be agreed to by Seller Parent and Buyer (the "Closing Date").

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

           Seller Parent represents and warrants to Buyer as of the date hereof as follows:

           3.1 Organization, Good Standing and Power. Except as set forth in the Disclosure Schedule, each of Seller Parent, Recap Co, Recap Subco, CRL, SPAFAS, International and Parent Canada is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Seller Parent, Recap Co, Recap Subco and each Seller (other than
WPLP) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. WPLP is a limited partnership duly organized under the laws of the State of Delaware. WPLP has all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder. Each of the Celtics Companies has all requisite corporate power and authority to own, lease and operate the CRL Business Assets owned by it. As of the Closing Date, Recap Co, Recap Subco and each of the Recap Subsidiaries will be duly authorized, qualified or licensed to do business as a foreign corporation and, where such concept is applicable, in good standing, in each of the jurisdictions in which its ownership of the CRL Business Assets owned by it as of the Closing Date, or the conduct of the CRL Business by it as of the Closing Date, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a CRL Business Material Adverse Effect.

           3.2 Authorization and Validity. The execution, delivery and performance by Seller Parent, Recap Co, Recap Subco and each Seller (except
WPLP) of this Agreement and the consummation by such corporations of the transactions contemplated by this Agreement and the Internal Reorganization has been duly authorized by the Boards of Directors of Seller Parent, Recap Co, Recap Subco and each Seller (except WPLP), respectively. As of the Closing Date, no other corporate or stockholder action on the part of Seller Parent, Recap Co, Recap Subco, CRL, SPAFAS, International or Parent Canada will be necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or the Internal Reorganization. The execution, delivery and performance by WPLP of this Agreement has been duly authorized by all partnership action required on its part. This Agreement has been duly executed and delivered by each of Seller Parent, Recap Co, Recap Subco and each Seller and constitutes a valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms.

           3.3 Capitalization of Recap Subco and Recap Subsidiaries. The Disclosure Schedule sets forth all classes or series, and the number of shares of capital stock or other equity interests of Recap Co and Recap Subco authorized, issued and outstanding and the beneficial and record holders thereof. Except as described in this Agreement (including the Stage 2 Reorganization) or the Recapitalization Documents and except for arrangements, understandings, agreements or commitments to which Buyer is a party or plans of Buyer, there are no outstanding options, calls, warrants, subscriptions or other rights or agreements to acquire, or any plans, agreements, or commitments providing for the issuance or redemption of or the right to acquire: (i) any capital stock or other equity interest of Recap Subco or any Recap Subsidiary, or (ii) any securities or other obligations or rights convertible into, exercisable for or exchangeable for the capital stock or other equity interests of Recap Subco or any Recap Subsidiary. Other than the Recap Subsidiaries, neither Recap Co nor Recap Subco has any equity ownership interest in any other Person. Except as set forth in the Disclosure Schedule, as of the Closing Date, all of the issued and outstanding shares of capital stock or other equity interests of each of the Recap Subsidiaries will be owned, directly or indirectly, by Recap Co, free and clear of all liens, encumbrances and transfer restrictions of any kind. All of the issued and outstanding shares of common stock and other capital stock of each Recap Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable.

           3.4 Consent and Approvals; No Conflict. Except as described in the Disclosure Schedule and except for the pre-merger notification requirements of the HSR Act, the expiration or early termination of the waiting periods thereunder and such filings, notifications and approvals as are required under foreign antitrust or competition Laws, the execution, delivery and performance of this Agreement by Seller Parent, Recap Co, Recap Subco and by each Seller, and the consummation by each of them of the transactions contemplated hereby and the Internal Reorganization: (i) did not (with respect to the Stage 1 Reorganization) and will not (with respect to the Stage 2 Reorganization and the transactions contemplated hereby), with or without the giving of notice or the lapse of time or both, violate, or require any of them to obtain any consent, approval, or authorization to make any filing or to give any notice to any Governmental Entity under any provision of any Law except where the failure to obtain, make or give any such consents, approvals, filings or notices would not, individually or in the aggregate, reasonably be expected to result in Costs in excess of $350,000; and (ii) did not (with respect to the Stage 1 Reorganization) and will not (with respect to the Stage 2 Reorganization and the transactions contemplated hereby), with or without the giving of notice or the lapse of time or both, conflict with, result in the breach or termination of any provision of, constitute a Default under, result in the acceleration of the performance of an obligation of the CRL Business, or result in the creation of a lien, charge or encumbrance upon any of the CRL Business Assets pursuant to any of the organizational documents of Recap Subco, or any Recap Subsidiary, or any Contract to which Seller Parent (with respect to the CRL Business), any Seller (with respect to the CRL Business), Recap Subco or any Recap Subsidiary is a party or by which Seller Parent (with respect to the CRL Business), any Seller (with respect to the CRL Business), Recap Subco or any Recap Subsidiary or any of the CRL Business Assets is bound, except for such conflicts, breaches, terminations, Defaults, accelerations, liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to result in Costs in excess of $350,000. Seller Parent has delivered to Buyer a true, complete and correct copy of each agreement or other document relating to the Stage 1 Reorganization prior to the date hereof.

           3.5 Purchased Shares in Merger. The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable. The issuance of the Purchased Shares in the Merger are not subject to any preemptive, right of first refusal, first offer, or other rights on behalf of any Person. At the Closing, upon the issuance of the Purchased Shares to the Buyer in the Merger, Buyer will have good and valid title to the Purchased Shares free and clear of all liens, restrictions or other encumbrances of any kind.

           3.6 Financial Statements.

           3.6.1 Seller Parent has delivered to Buyer the most recent draft of the consolidated balance sheets of the CRL Business as of December 26, 1998 and December 27, 1997, and the related consolidated statements of income, changes in shareholder's equity, and cash flows, including the notes thereto, for each of the three years in the period ended December 26, 1998 (the "Draft Audited Financial Statements"). Seller Parent has also delivered to Buyer the most recent draft of the unaudited consolidated balance sheet of the CRL Business as of June 26, 1999, and the related unaudited consolidated statements of income and cash flows, including the notes thereto, for the six-month periods ended June 26, 1999 and June 27, 1998 (collectively, the "Draft Unaudited Financial Statements" and together with the Draft Audited Financial Statements, the "Draft Financial Statements"). Upon delivery of the Financial Statements to Buyer pursuant to Sections 5.21.1 and 5.21.2, they will have been prepared from the books and records of the CRL Business and in accordance with GAAP consistently applied and maintained throughout the periods indicated (except that the Unaudited Financial Statements will not include comprehensive footnotes) and will fairly present in all material respects the financial condition of the CRL Business as at their respective dates and the results of its operations and cash flows for the periods covered thereby. Upon delivery of the Unaudited Financial Statements to Buyer pursuant to Section 5.21.2, they will include all adjustments, which consist only of normal recurring adjustments, necessary for such fair presentation.

           3.6.2 Notwithstanding anything contained herein to the contrary, neither Seller Parent nor Recap Co make any representation or warranty as to any tax or accounting treatment which may or may not be available to Recap Co or Buyer upon consummation of the transactions contemplated by this Agreement, including the availability of any step-up in basis for tax purposes or the availability of leveraged recapitalization accounting treatment and the existence of goodwill (or the amount thereof) that is or may be required to be in any financial statements of Recap Co for periods after the Closing Date.

           3.7 Absence of Undisclosed Liabilities. Except as set forth in or reserved against in the Balance Sheet and except as set forth in the Disclosure Schedule, the CRL Business does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether or not the amount thereof is readily ascertainable or required by GAAP to be disclosed on a balance sheet (or a footnote thereto)), except for current liabilities (determined in accordance with GAAP consistently applied) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice; provided, however in no event shall the representation and warranty contained in this Section 3.7 cover or be deemed to cover any matter, subject, category or event which is covered by or addressed in any other representation or warranty of Seller Parent contained in this Agreement.

           3.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, the CRL Business has been conducted in the ordinary course of business consistent with past practice, and other than in the ordinary course of business, there has not been with respect to the CRL Business any: (i) sale, assignment, pledge, hypothecation or other transfer of any of the CRL Business Assets which, individually or in the aggregate, could reasonably be expected to have a value in excess of $350,000, except for the sale of inventory, collection of accounts receivable and the disposal of obsolete or worn out equipment, in any case in the ordinary course of business consistent with past practice, (ii) termination or material amendment of any Material Contract, (iii) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) which, individually or in the aggregate, have resulted or are reasonably likely to result, in Costs in excess of $350,000, (iv) except for salary, bonuses and incentive compensation paid or adjusted in the ordinary course of business consistent with past practices, increase or amend the compensation payable or to become payable to any Highly Compensated Employee or increase or amend any employee benefit plan, payment or arrangement for any such Highly Compensated Employee; (v) labor dispute or, to the Knowledge of Seller Parent, threatened labor dispute involving any Highly Compensated Employee or any group of employees, (vi) actual or threatened dispute with, or loss of business from, any material customer or supplier, or to the Knowledge of Seller Parent, any event or circumstances which could reasonably be expected to result in any such dispute or loss of business, (vii) change in the method or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts, or any method of accounting or accounting principles, (viii) cancellation of debts or waiver of any claim or right which could reasonably be expected to have a value, individually or in the aggregate, in excess of $350,000, (ix) agreements or commitments for capital expenditures in excess of $350,000 (individually or in the aggregate) other than as set forth in the 1999 capital expenditure budget of the CRL Business heretofore delivered to Buyer or other than as approved by Buyer in writing, (x) security interest, lien or other encumbrances with respect to any of the CRL Business Assets other than Permitted Encumbrances, (xi) adverse change which is reasonably likely to have a CRL Business Material Adverse Effect, (xii) amendment of any charter, by-laws or other governing documents of Recap Subco or any Recap Subsidiary, (xiii) employment or consulting agreement entered into with any Employee or any increase in the compensation of any Employee, except for increases in the ordinary course of business consistent with past practice or as a result of any collective bargaining, employment or other agreement, or pursuant to any policy or any bonus, pension, profit-sharing or other plan or commitment set forth in the Disclosure Schedule, (xiv) loans or any other transaction with any Affiliate other than transactions entered into in the ordinary course of business consistent with past practice, (xv) establishment, amendment or contribution to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of the CRL Business, except as required by Law or in accordance with past practice, or (xvi) an agreement to do any of the foregoing.

           3.9 Entire CRL Business. Except for the Excluded Assets or as set forth on Schedule 3.9 of the Disclosure Schedule and except for such assets or rights the failure of which to have would be reasonably likely to result in Costs in excess of $350,000, the CRL Business Assets constitute all of the assets, properties and rights used to conduct the CRL Business as conducted on the date of this Agreement and will constitute all of the assets, properties and rights used to conduct the CRL Business on the Closing Date.

           3.10 Legal Proceedings. Except as described in the Disclosure Schedule, there is no litigation, proceeding, action, suit, order, judgment or decree before, of or by, or to the Knowledge of Seller Parent, investigation by, any Governmental Entity or any claim in writing outside of the ordinary course of business which is pending against Seller Parent, any Seller or any CRL Company with respect to the CRL Business or, to the Knowledge of Seller Parent, threatened in writing against Seller Parent, any Seller or any CRL Company or the CRL Business: (i) relating to the CRL Business Assets or the CRL Business as to which there is a reasonable likelihood of an outcome or outcomes that would, individually or in the aggregate, reasonably be expected to result in Costs in excess of $350,000, or (ii) which seeks to question, delay or prevent the consummation of the transactions contemplated by this Agreement or the Internal Reorganization.

           3.11 Employees and Labor Relations Matters.

           3.11.1 The Disclosure Schedule contains a list of all employees of the CRL Business whose projected 1999 annual base compensation equals or exceeds $100,000 (each, a "Highly Compensated Employee").

           3.11.2 Except as described in the Disclosure Schedule, to the Knowledge of Seller Parent, there are no strikes, walk-outs, lock-outs or other concerted work actions or union organization activity involving a material number of employees of the CRL Business pending or threatened with respect to the CRL Business which, individually or in the aggregate, could reasonably be expected to result in Costs in excess of $350,000. Neither Recap Subco nor any Recap Subsidiary nor any Seller is a party to any collective bargaining agreements with respect to the CRL Business with any labor union or other representative of employees with respect to employees of the CRL Business located in the United States.

           3.11.3 Except as set forth in the Disclosure Schedule, no CRL Company nor any Seller is a party to any collective bargaining agreements with any labor union or other representative of employees or any works' council or similar entity under applicable Laws with respect to employees of the CRL Business located outside of the United States, including local agreements, amendments, supplements, letters and memoranda of understanding of any kind, nor, to the Knowledge of Seller Parent, is there any pending or threatened union organization activity by or among any such employees.

           3.11.4 Except as set forth in the Disclosure Schedule, there are no material violations of any Federal, state, local or foreign statutes, ordinances, rules, regulations, orders, directives or other Laws with respect to the employment of individuals by, or the employment practices or work conditions of, Recap Subco or any Recap Subsidiary or any Seller with respect the conduct of the CRL Business, or the terms and conditions of employment, wages and hours of employees of the CRL Business. Neither Recap Subco nor any Recap Subsidiary nor any Seller with respect to the CRL Business is engaged in any unfair labor practice or other unlawful employment practice and, except as set forth in the Disclosure Schedule, there are no charges of unfair labor practices or other employee-related complaints pending or, to the Knowledge of Seller Parent, threatened against any such Person before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity.

3.12       CRL Business Tangible Assets; Real Property.

           (a) Except as set forth in the Disclosure Schedule, as of the Closing Date, (i) Recap Subco or one of the Recap Subsidiaries will have good, valid and marketable title to all of the CRL Business Assets which constitute owned real property, (ii) Recap Subco or one of the Recap Subsidiaries will have good and valid title to all of the CRL Business Assets which constitute personal, mixed or other (except Intellectual Property, as to which Section 3.13 relates) property, (iii) Recap Subco or one of the Recap Subsidiaries will have a valid and binding leasehold interest in all of the CRL Business Assets which constitute leased property, and (iv) Recap Subco or one of the Recap Subsidiaries will have good and valid title to the percentage of outstanding capital stock or other equity interests of all of the Recap Subsidiaries as set forth in Schedule 3.3 of the Disclosure Schedule, in each case, except to the extent that such CRL Business Assets have been sold or otherwise disposed of prior to the Closing Date in the ordinary course of business or otherwise in accordance with this Agreement, and in each case free and clear of all liens, charges and other encumbrances of any kind, except Permitted Encumbrances.

           (b) The Disclosure Schedule sets forth a complete and accurate list of all real property leased to or owned by any of the CRL Companies and all other real property in which any of the CRL Companies has any interest (collectively, the "Real Property").

           3.13 Intellectual Property. Except as described in the Disclosure Schedule, as of the Closing Date, Recap Subco or one of the Recap Subsidiaries will own good and valid title to, or be licensed to use, all material Intellectual Property used to conduct the CRL Business as presently conducted. Except as set forth in the Disclosure Schedule, to the Knowledge of Seller Parent (i) there are no actions or proceedings pending or threatened in writing which challenge the CRL Business' right to use any of the Intellectual Property necessary to conduct the CRL Business, and (ii) neither Seller Parent nor any of its Affiliates has received any written notice of, nor has knowledge of any facts which indicate the likelihood of, any infringement by the CRL Business as presently conducted of the trademark rights of others in any manner which would, individually or in the aggregate, reasonably be expected to result in Costs in excess of $350,000 and (iii) neither Seller Parent nor any of its Affiliates has received any written notice of, nor has knowledge of any facts which indicate the likelihood of, any infringement by, or any conflict with any third party with respect to, the patents included in the Intellectual Property (including, without limitation, any demand or request that Seller Parent or its Affiliates license any rights from a third party). Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties contained in this Section 3.13, neither Seller Parent nor any other Person makes any express or implied representation or warranty on behalf of Seller Parent, Recap Subco or any Recap Subsidiary with respect to Intellectual Property.

           3.14 Compliance with Applicable Laws. Except as set forth in the Disclosure Schedule, and without admitting any liability with respect thereto (except to a Buyer Indemnified Party in the event of a breach of the representation and warranty contained in this Section 3.14 which entitles such Buyer Indemnified Party to indemnification pursuant to Section 8.2(a)), the CRL Business and each of Seller Parent (with respect to the CRL Business), Sellers (with respect to the CRL Business), Recap Subco and the Recap Subsidiaries, has been and is operated and conducted so as to comply with all applicable Laws, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to result in Costs in excess of $350,000. Except as described in the Disclosure Schedule, as of the Closing Date, to the Knowledge of Seller Parent, Recap Subco and Recap Subsidiaries shall have all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity required for the ownership of the CRL Business Assets and conduct of the CRL Business as presently conducted (collectively, "Permits"), except where the failure to have such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, reasonably be expected to result in costs in excess of $350,000.

           3.15 Employee Benefit Plans.

           3.15.1 The Disclosure Schedule sets forth with respect to all United States locations of the CRL Business each pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, vacation pay, medical, life insurance, welfare or other employee benefit plan in which employees of Recap Subco or any of the Recap Subsidiaries participate or that Recap Subco or any of the Recap Subsidiaries maintains or sponsors, or to which Recap Subco or any of the Recap Subsidiaries is required to make contributions. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of ERISA in which the U.S. employees of Recap Subco or any of the Recap Subsidiaries participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "Benefit Plans" and any such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply with all requirements of the Department of Labor (the "DOL") and the IRS, and with all other applicable Laws, except where the failure to comply with such Laws (individually or in the aggregate) would not reasonably be expected to result in Costs in excess of $350,000. The CRL Companies have furnished to Buyer copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the IRS with respect to such Benefit Plans for a period of two years prior to the date hereof. To the Knowledge of Seller Parent, such financial statements, actuarial reports and annual reports and returns are true and accurate in all material respects.

           3.15.2 Except as set forth in the Disclosure Schedule, each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under
Section 401(a) of the Code, and nothing has occurred in the operation of any such Benefit Plan which, either individually or in the aggregate, would reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code which would reasonably be expected to result in Costs in excess of $350,000.

           3.15.3 No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived.

           3.15.4 Except as set forth in the Disclosure Schedule, in the last six (6) years there has been no "reportable event" (within the meaning of Section 4043 of ERISA) for which there has been a nonwaiveable notice requirement imposed under Section 4043 of ERISA with respect to any Defined Benefit Plan.

           3.15.5 To the Knowledge of Seller Parent, no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan.

           3.15.6 None of the CRL Companies has incurred any liability to the PBGC, except for required premium payments. No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the PBGC (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by any of the CRL Companies.

           3.15.7 As of the date of the most recent actuarial report, the excess of the aggregate present value of accrued benefits over the aggregate value of the assets of any Defined Benefit Plan (computed both on a termination basis and on an ongoing basis) is not more than $-0-, and there are no unfunded vested benefits (within the meaning of PBGC Reg. ss. 4006.4) with respect to any Defined Benefit Plan.

           3.15.8 There are no overdue contributions which are required to be made by any of the CRL Companies to trusts in connection with any Benefit Plan that is a "defined contribution plan" (within the meaning of Section 3(34) of ERISA).

           3.15.9 Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or, to the Seller Parent's Knowledge, any circumstances which would reasonably be expected to give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto).

           3.15.10 All material reports, returns, notices and similar documents with respect to the Benefit Plans required to be filed with the IRS, the DOL, the PBGC or any other Governmental Entity have been so filed.

           3.15.11 Except as set forth in the Disclosure Schedule, none of the CRL Companies has any obligation to provide health or other welfare benefits to former, retired or terminated employees in the CRL Business, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. Each of the CRL Companies has complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

           3.15.12 None of the CRL Companies maintains, sponsors or contributes to and has never maintained, sponsored or contributed to any Multiemployer Plan.

           3.15.13 The Disclosure Schedule sets forth all benefit plans, contracts and arrangements covering non-U.S. CRL Business employees ("Non-U.S. Benefit Plans"). Each of the CRL Companies and Sellers is and following the Stage 2 Reorganization each of Recap Subco and each Recap Subsidiary will be in compliance with applicable Laws and collective bargaining agreements with respect to all Non-U.S. Benefit Plans except where the failure to comply with such Laws and agreements (individually or in the aggregate) would not reasonably be expected to result in Costs in excess of $350,000. Except as set forth in the Disclosure Schedule, there are no unfunded liabilities (determined in accordance with GAAP) with respect to any Non-U.S. Benefit Plans that are defined benefit plans.

           3.16 Environmental Matters. Except as set forth in the Disclosure
Schedule:

           (a) each of the CRL Companies has duly complied with, and the CRL Business is conducted and has been conducted in substantial compliance with, all Environmental Laws, except where the failure to comply with such Laws (individually or in the aggregate) would not reasonably be expected to result in Costs in excess of $350,000, and each of the CRL Companies has provided Buyer with copies of all Phase I and Phase II environmental site assessments and other material reports, notices and similar materials in their possession and related to Environmental Laws or Environmental Claims;

           (b) none of the CRL Companies has received written notice of, nor are there any facts to Seller Parent's Knowledge which can reasonably be expected to give rise to, any Environmental Claim against or affecting any of the CRL Companies in the conduct or operation of the CRL Business as currently conducted;

           (c) none of the CRL Companies, nor, to the Knowledge of Seller Parent, any other Person, has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Hazardous Substances or arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Hazardous Substances, which could reasonably be expected to give rise to any Environmental Claim or any liability or corrective or remedial obligation of any of the CRL Companies in the conduct or operation of the CRL Business under any Environmental Laws, except for such Environmental Claims, liabilities or obligations which (individually or in the aggregate) would not reasonably be expected to result in Costs in excess of $350,000;

           (d) none of the Real Property, or property to which any of the CRL Companies has transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as referred to in CERCLA) or on any similar federal or state list of sites requiring investigation or clean-up; and

           (e) The New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1 K-6 et seq., and the regulations promulgated thereunder, will not be applicable to any of the Real Property upon consummation of the transactions contemplated by this Agreement or the Internal Reorganization. The Connecticut Transfer Act, C.G.S.A., Chapter 445, 22a-134 et seq., and the regulations promulgated thereunder, will not be applicable to any of the Real Property upon consummation of the transactions contemplated by this Agreement or the Internal Reorganization.

           3.17 Tax Matters.

           3.17.1 Except as disclosed in the Disclosure Schedule: (i) Recap Subco and each Recap Subsidiary has filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (ii) Recap Subco and each Recap Subsidiary has paid all Taxes which have become due as shown on such Tax Returns; (iii) no material claim for unpaid Taxes is being asserted in writing by a Tax authority with respect to Recap Subco or any Recap Subsidiary; and (iv) all Tax sharing agreements to which Recap Subco and any Recap Subsidiary is a party ("Tax Sharing Agreements") will be terminated as of the Closing Date and after the Closing Date none of Recap Subco nor any Recap Subsidiary shall have any liability with respect to any Tax under any such Tax Sharing Agreement.

           3.17.2 CRL is a member of Seller Parent's consolidated federal income tax group, eligible to file the Section 338(h)(10) Election.

           3.17.3 No election under Section 341(f) of the Code has been or will be made to treat Recap Subco or any Recap Subsidiary as a "consenting corporation" as defined therein.

           3.17.4 The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of unpaid Taxes arising from or with respect to the CRL Business Assets or the operation or conduct of the CRL Business on or prior to the Closing Date, whether or not disputed and whether or not presently due and payable, of Recap Subco and each Recap Subsidiary as of the close of the periods covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of each of Recap Subco and each Recap Subsidiary for the payment of all unpaid federal, state, local, foreign and other Taxes arising from or with respect to the CRL Business Assets or the operation or conduct of the CRL Business on or prior to the Closing Date for all periods through the respective dates thereof, whether or not yet due and payable and whether or not disputed.

           3.18 Contracts. Except as set forth in the Disclosure Schedule, all written and, to the Knowledge of Seller Parent, all oral contracts, employment agreements, consulting agreements, service agreements, guarantees (or other agreements or commitments relating to contingent obligations), purchase commitments for materials and other services, advertising and promotional agreements, leases, license agreements and other agreements pertaining to the CRL Business that are included in the CRL Business Assets ("Contracts") which
(a) (i) may be performed in whole or in part after the Closing Date; (ii) individually involve payments or other financial commitments as of the date of this Agreement which, by its terms, must be in excess of $100,000 during any twelve month period; (iii) extend more than twelve (12) months after the date of this Agreement; and (iv) are not terminable without penalty within ninety (90) days or (b) are set forth in Schedule 3.18 of the Disclosure Schedule

(collectively the "Material Contracts") are in full force and effect and are valid and enforceable in accordance with their respective terms except where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate, reasonably be expected to result in Costs in excess of $350,000. The Disclosure Schedule sets forth a complete and correct list of each Material Contract and all powers of attorney, if any, relating to the conduct or operation of the CRL Business. Except as set forth in the Disclosure Schedule, the CRL Business is not in Default in the performance of any obligation under any Contract except for such Defaults which, individually or in the aggregate, would not reasonably be expected to result in Costs in excess of $350,000, and the Celtics Business has not received written notice or, to Seller Parent's Knowledge, oral notice that any party to any Material Contract intends to terminate, amend or modify any such Material Contract. To the Knowledge of Seller Parent, no other party or parties to any Material Contract is in Default in the performance of any obligation thereunder except for such Defaults which, individually or in the aggregate, would not reasonably be expected to result in Costs in excess of $350,000.

           3.19 Certain Fees. With the exception of fees and expenses payable to Morgan Stanley & Co. Inc., which shall be paid by Seller Parent, none of Seller Parent, any Seller, any CRL Company nor any of their Affiliates has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

           3.20 Year 2000. Except as set forth in the Disclosure Schedule, to the Knowledge of Seller Parent all computer software, hardware and related systems (including without limitation embedded microcontrollers in non computer equipment) (collectively, "Computer Systems") included in the CRL Business Assets are either (i) Year 2000 Compliant or (ii) designated (in the 1999 capital expenditure budget of the CRL Business heretofore delivered to Buyer) to receive upgrades or modifications to become Year 2000 compliant, except where a failure of such Computer Systems to be Year 2000 Compliant would not (individually or in the aggregate) reasonably be expected to result in Costs in excess of $350,000. For purposes of this Section 3.20, "Year 2000 Compliant" shall mean that the Computer Systems are designed, have been modified or will be modified to be able to process accurately all date/time data to be used prior to, during, and after the calendar year 2000 A.D., without error, aborts, delays or other interruptions relating to the processing, calculation, comparing, sequencing or other use of date/time data from, into and between the twentieth and twenty-first centuries.

           3.21 Insider Interests; Intercompany Transactions. Except as set forth in the Disclosure Schedule, no stockholder, officer, director or Affiliate of Seller Parent or any CRL Company (a) is presently a party to any transaction, agreement or arrangement pertaining to the CRL Business or (b) owns any interest in any of the CRL Business Assets.

           3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3 or in any certificate executed by Seller Parent, any CRL Company or any Seller pursuant to Section 6.2.3, neither Seller Parent nor any other Person makes any express or implied representation or warranty on behalf of Seller Parent, any CRL Company or any Seller.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

           Buyer and Buyer Parent, jointly and severally, represent and warrant to Seller Parent and each of the Sellers as follows:

           4.1 Organization, Good Standing and Power. Buyer is a limited liability company and Buyer Parent is a limited partnership, in each case, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite limited partnership or limited liability company power and authority to own, lease and operate the assets owned by it and to conduct the business as now conducted by it. Each of Buyer and Buyer Parent has all requisite limited partnership or limited liability power and authority to enter into this Agreement and the Recapitalization Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Buyer and Buyer Parent is duly authorized, qualified or licensed to do business as a foreign corporation or entity and, where such concept is applicable, is in good standing, in each of the jurisdictions in which its ownership of assets owned by it, or the conduct of the business as now conducted by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. 4.2 Authorization and Validity of Agreements. The execution, delivery, and performance by Buyer and Buyer Parent of this Agreement and the consummation by Buyer and Buyer Parent of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or partnership action. No other limited liability company or partnership action on the part of Buyer or Buyer Parent is necessary for the authorization, execution, delivery and performance by Buyer or Buyer Parent of this Agreement and the consummation by Buyer or Buyer Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Parent and constitutes a valid and legally binding obligation of each of Buyer and Buyer Parent, enforceable against each of Buyer and Buyer Parent in accordance with its terms.

           4.3 Consents and Approvals; No Conflict. Except for the pre-merger notification requirements of the HSR Act, the expiration or early termination of the waiting periods thereunder and such filings, notifications and approvals as are required under foreign antitrust or competition Laws, the execution, delivery and performance of this Agreement by Buyer or Buyer Parent, and the consummation by each of them of the transactions contemplated hereby and thereby:

           (a) will not violate, or require any consent, approval, filing or notice to be made by the Buyer or Buyer Parent under, any provision of any Law applicable to the Buyer or Buyer Parent; and

           (b) will not conflict with, result in the breach or termination of any provision of, constitute a Default under, result in the acceleration of the performance of an obligation of Buyer or Buyer Parent under, or result in the creation of a lien, charge or encumbrance upon the assets of the Buyer or Buyer

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Parent pursuant to: (i) the operating agreement, partnership agreement or by-laws (or analogous organizational documents) of Buyer or Buyer Parent, or
(ii) any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their respective assets is bound.

           4.4 Legal Proceedings. There is no litigation, proceeding or governmental investigation pending or, to the Knowledge of Buyer, threatened against Buyer or Buyer Parent, which seeks to question, delay or prevent the consummation of, or would impair the ability of Buyer or Buyer Parent to consummate, the transactions contemplated by this Agreement.

           4.5 Certain Fees. With the exception of fees and expenses payable to DLJ Securities Corp. and payable as contemplated by the Commitment Letters, which shall be paid by Recap Co or Recap Subco on the Closing Date, none of Buyer, Buyer Parent nor any of their Affiliates has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby or thereby.

           4.6 Financing. Buyer has heretofore delivered to Seller Parent true and complete copies of the Commitment Letters. As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been rescinded, amended or modified in any respect.

           4.7 Access and Investigation. In connection with the negotiation and execution of this Agreement, Buyer's Group has performed a comprehensive investigation of the CRL Business and, with its advisors, has made its own analysis and evaluation of the CRL Business, the Purchased Shares and Assumed Liabilities and has received from Seller Parent or its Affiliates or had access to all information that Buyer or Buyer Parent deems necessary or desirable in deciding whether to acquire the Purchased Shares. Buyer's Group has had the opportunity to ask questions of and receive answers from officers and other representatives of Seller Parent, Recap Co and other management of the CRL Business regarding the terms and conditions of its acquisition of the Purchased Shares. In entering into this Agreement, Buyer's Group has relied solely upon its own investigation and analysis and the representations, warranties and other provisions of this Agreement and acknowledges that none of the Seller Parent, Recap Co or any other of their Affiliates, employees, agents or representatives makes or has made any representation, express or implied, with respect to the CRL Business or the Purchased Shares except as expressly set forth in this Agreement or any certificate delivered pursuant hereto. Buyer, by reason of its business or financial experience, or the business and financial experience of its professional advisors has the capacity to evaluate and protect its own interests in the acquisition of the Purchased Shares. Buyer, and each of its equity owners, has the financial capacity to bear the risk of, including the entire loss of, its investment in the Purchased Shares. Nothing contained in this Section 4.7 shall prohibit or in any way limit Buyer and Buyer Parent from relying upon the representations and warranties of Seller Parent contained in
Article 3 nor from being indemnified pursuant to Article 8.

           4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 or in any certificates or other documents executed by Buyer or Buyer Parent in connection with the transactions contemplated by this Agreement, neither Buyer, Buyer

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

Parent nor any other Person makes any express or implied representation or warranty on behalf of Buyer or Buyer Parent.

                                   ARTICLE 5

                            COVENANTS OF THE PARTIES

           5.1 Access to Information; Confidentiality. Each of Seller Parent and Recap Co agrees that, during the period commencing on the date hereof and ending on the Closing Date, it will (a) give or cause to be given to Buyer and its counsel, financial advisors, auditors, lenders, investors and their respective authorized representatives in connection with the Recapitalization (collectively, "Representatives") access to the properties, books and records of the CRL Business and each of the CRL Companies to the extent that Buyer may from time to time reasonably request such access, (b) furnish or cause to be furnished to Buyer or its Representatives such financial and operating data and other information relating to the CRL Business, the CRL Business Assets and each of the CRL Companies as Buyer may from time to time reasonably request, (c) provide Buyer and its Representatives such access as Buyer may reasonably request to the representatives, officers and employees of its Affiliates actively involved in the CRL Business, and (d) assist Buyer and its Representatives as reasonably requested by Buyer in connection with the Recapitalization and related transactions, provided that such assistance will not unreasonably interfere with the conduct of the CRL Business; provided, however, that (i) access to the properties, books, records, representatives, officers and employees shall only be provided during normal business hours, upon reasonable advance notice and in such manner as will not unreasonably interfere with the operation of the CRL Business, (ii) all requests for access shall be directed to Alan H. Farnsworth, Vice President Business Development of Seller Parent, or such other person as Seller Parent shall designate from time to time, and (iii) Seller Parent shall have the right to have a representative present at all times access to properties, books, records representatives, officers and employees is provided. Buyer agrees that, prior to the Closing, it will, and will cause its Affiliates and Representatives to, continue to treat all information so obtained from Seller Parent or any of its Affiliates as "Confidential Information" under the Confidentiality Agreement entered into between Seller Parent and Buyer dated January 4, 1999 (the "Confidentiality Agreement"), and will continue to honor its obligations thereunder and that if requested by Seller Parent, Buyer will cause any of its Representatives so requested to enter into a written agreement acknowledging the terms of the Confidentiality Agreement and agreeing to be bound thereby.

           5.2 Approvals under Competition Laws.

           5.2.1 Seller Parent and Buyer will, (i) as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") in materially accurate and complete form, the notification and report form, if any, required for the transactions contemplated hereby pursuant to the HSR Act and (ii) as promptly as practicable, make such filings or notifications and seek such approvals as are required for the transactions contemplated hereby under foreign antitrust or competition Laws. Each of Seller Parent and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or under foreign antitrust or competition Laws. Seller Parent and Buyer shall promptly notify the other of the status of any communications with, and inquiries or requests for additional information from, the FTC, the DOJ and the Governmental Entities which administer the foreign antitrust or competition Laws and shall comply promptly with any such inquiry or request. Each of Seller Parent and Buyer will use its Commercial Efforts to obtain as promptly as possible any clearance required under the HSR Act and the foreign antitrust or competition Laws for the consummation of the transactions contemplated hereby.

           5.2.2 Buyer and Buyer Parent shall take or cause to be taken, and Seller Parent shall reasonably cooperate in connection therewith, any and all reasonable actions, including any divestitures of assets of (i) Buyer and/or Buyer Parent and/or their Affiliates and/or (ii) the CRL Business Assets, that may be required by any Governmental Entity pursuant to the antitrust laws of the United States or foreign antitrust or competition Laws in order to obtain required consents or non-opposition to the transactions contemplated hereby from the United States and other relevant jurisdictions or to permit the consummation of the transactions contemplated hereby on terms and conditions consistent with the terms of any judgment, decree or order issued by any court of competent jurisdiction that may be in effect on the Closing Date; provided, however, that Buyer shall not be required to violate any such judgment, decree or order, or to effect or agree to effect any divestitures of assets of Buyer and/or Buyer Parent and/or their Affiliates and/or the CRL Business Assets if the aggregate annual revenues associated with all such divested assets of Buyer and/or Buyer Parent and/or their Affiliates and/or the CRL Business Assets exceed $15,000,000 (individually or in the aggregate), using for the purposes of such calculation the most recently completed fiscal year of Buyer and with respect to the CRL Business, the fiscal year ended December 26, 1998; provided, however, that any and all proceeds of any such divestiture of assets shall be the exclusive property of Buyer (or Recap Subco or one of the Recap Subsidiaries as may be designated by Buyer).

           5.3 Conduct of the CRL Business Pending the Closing Date. Seller Parent agrees that, except as permitted, required or contemplated by this Agreement or any Recapitalization Document, or the Exhibits or Disclosure Schedules attached hereto (including, without limitation, Schedule 5.3 of the Disclosure Schedule) or thereto and except that none of the restrictions set forth in this Section 5.3 shall apply to any of the Excluded Assets, during the period between the date of this Agreement and the Closing Date, without the prior written consent of Buyer which shall not be unreasonably withheld, delayed or conditioned:

           5.3.1 Seller Parent will, and will cause its Affiliates to, operate the CRL Business only in the ordinary course of business consistent with past practice;

           5.3.2 Seller Parent will not, and will cause its Affiliates not to, amend or modify in any material respect any Material Contract;

           5.3.3 Seller Parent will not permit Recap Subco or any Recap Subsidiary to amend its charter or by-laws (or analogous organizational documents), except as may be required in connection with the consummation of the transactions contemplated by this Agreement;

           5.3.4 Seller Parent will not permit Recap Subco or any Recap Subsidiary to issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock;

           5.3.5 Seller Parent will not, and will not permit any of its Affiliates to: (i) sell, transfer, dispose of or encumber any of the CRL Business Assets having a value, individually or in the aggregate, in excess of $100,000, other than in the ordinary course of business consistent with past practice; (ii) enter into any employment or consulting agreement with any employee of the CRL Business or grant any increase in the compensation of any such employee, except for increases in the ordinary course of business consistent with past practice or as a result of any collective bargaining, any industrial award or as required by any employment or other agreement, or pursuant to any policy or any bonus, pension, profit-sharing or other plan or commitment; (iii) make any loans or enter into any transaction with any Affiliate other than transactions entered into in the ordinary course of business consistent with past practice; (iv) establish, amend or contribute to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of the CRL Business except as required by Law or in the ordinary course of business consistent with past practice; (v) waive, cancel, sell or otherwise dispose of for less than the face value thereof any material claim or right that the CRL Business has against others, except in the ordinary course of business consistent with past practices; (vi) incur indebtedness at any Joint Venture which would constitute Excluded Debt; or (vii) commit, or enter into any agreement to do, any of the foregoing.

           5.4 Consents. Seller Parent shall, at its sole cost and expense, use its Commercial Efforts to promptly obtain the consents, approvals and authorizations and to take the other actions set forth on Schedule 3.4. Buyer shall, on Seller Parent's request, use its Commercial Efforts to assist Seller Parent in obtaining such consents, approvals and authorizations and shall have the right, if additional assurances with respect to the assumption of obligations by Recap Subco or any of the Recap Subsidiaries after the Closing Date are requested by the Person from whom consent, approval or authorization is sought, participate, directly or through its Representatives, in the process of obtaining such consents, approvals and authorizations. The forms, terms and conditions of such consents, approvals and authorizations shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld or delayed.

           5.5 Tax Matters.

           5.5.1 Seller Parent shall cause the CRL Business, Recap Subco and the Recap Subsidiaries to be included in the consolidated federal income Tax Returns of Seller Parent for any periods for which it is required to be so included, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group income Tax Returns that include the CRL Business, for all periods ending on or prior to the Closing Date. Seller Parent shall prepare information (including schedules, worksheets and other data) necessary, in Seller Parent's judgment, to include the CRL Business, Recap Subco and the Recap Subsidiaries in such income Tax Returns for such periods. Seller Parent shall timely prepare and file, or cause to be prepared and filed, all income Tax Returns of or including the CRL Business, Recap Subco and the Recap Subsidiaries for all taxable periods ending on or before the Closing Date and shall pay, or cause to be paid, when due all income Taxes relating to such Tax Returns.

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

           5.5.2 (a) Seller Parent shall have the right and obligation to represent the interests of the CRL Business, Recap Subco or the Recap Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof ending on or prior to the Closing Date.

           (b) Following the Closing, in the event of an audit of Recap Subco or any Recap Subsidiary as referred to in Section 5.5.3, Buyer shall execute, or cause the appropriate Affiliate of Buyer to execute, a federal tax Form 2848 or comparable Power of Attorney authorizing Seller Parent or Seller Parent's designated representative to represent Recap Co or such Recap Subsidiary with respect to income Taxes for which Seller Parent may be liable pursuant to this
Section 5.5 or Article 8.

           5.5.3 Buyer shall promptly notify Seller Parent in writing upon receipt by Buyer or any Affiliate of Buyer of notice of any pending or threatened Tax audits or assessments of the CRL Business, Recap Subco or the Recap Subsidiaries so long as any period or portion thereof prior to the Closing Date remains open to the Knowledge of Buyer.

           5.5.4 After the Closing Date, Buyer and Seller Parent shall provide each other with such cooperation and information relating to the CRL Business, Recap Subco or the Recap Subsidiaries as either party reasonably may request in filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain all Tax Returns, schedules, work papers and other material documents relating thereto, until the seventh anniversary of the Closing Date or, if later, the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Tax Returns and other documents are offered and delivered to Seller Parent or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.5.4 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding the foregoing, neither Seller Parent nor Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Subsection 5.5.4; provided, however, no request shall be deemed unreasonable if made in response to the request of a taxing authority for information or documents not in the possession of the party receiving the request nor otherwise reasonably available to it.

           5.5.5 CRL will join with Buyer in making a timely election under
Section 338(h)(10) of the Code (the "Section 338(h)(10) Election") to treat the Merger as the deemed sale of the assets of all or some (as elected by Buyer) of Recap Co and the Recap Subsidiaries while such Persons are members of Seller Parent's consolidated group for federal income tax purposes. If requested by Buyer, CRL (unless there is a material detriment to CRL) will also join with Buyer in making any similar election under state or local law, which if made shall be treated as part of the Section 338(h)(10) Election. In order to effect a timely Section 338(h)(10) Election, at the Closing, each of CRL and Buyer shall jointly prepare and execute copies of IRS Form 8023 and all attachments required to be filed therewith in accordance with the Code and the applicable

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

regulations thereunder, which Form 8023 shall be completed by them to the extent practicable at the time of the Closing in a manner consistent with the parties' agreement as to the allocation of the "MADSP" among the assets of Recap Co and the Recap Subsidiaries as set forth in Schedule 5.5.5 of the Disclosure Schedule and shall be delivered to Buyer at the Closing. Following the Closing, Buyer will complete the Form 8023 and will adjust any allocation to comply with the requirements of Section 33 8(h)(10) of the Code and in a manner consistent with provisions of Schedule 5.5.5 of the Disclosure Schedule, and will file the Form 8023 with the IRS (and any applicable state or local tax authority) with a copy to CRL in order to effect a timely Section 338(h)(10) Election. CRL and Buyer agree otherwise to take all necessary action to make a timely Section 338(h)(10) Election with respect to the Merger, and shall otherwise cooperate fully with each other in the making of such election and to comply with all substantive and procedural requirements of Section 338(h)(10) of the Code, any applicable regulations thereunder and any applicable provision of state or local law. Except as required by applicable Law, neither CRL nor Buyer will take, nor permit any Affiliate to take, for federal, state or local income Tax purposes, any position inconsistent with the Section 338(h)(10) Election or the allocation set forth in the Form 8023 filed by Buyer. Buyer will make a timely election under Section 338(g) of the Code with respect to any Recap Subsidiary which is incorporated in a jurisdiction other than the United States and shall comply with all substantive and procedural requirements of Section 338(g) of the Code and any applicable regulations thereunder, unless Buyer would suffer a material detriment as a result of making such election.

           5.6 Employee Matters.

           5.6.1 During the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date, Buyer shall, or shall cause Recap Subco and the Recap Subsidiaries to provide employee benefit plans, programs and arrangements having benefits not less favorable in the aggregate to the Employees of Recap Subco and the Recap Subsidiaries than the Benefit Plans and Non-U.S. Benefit Plans, as applicable, provided that nothing in this Agreement shall require Buyer, Recap Subco or any Recap Subsidiary to establish, provide, sponsor or maintain any specific plan, program or arrangement or shall require any such Person to continue the employment, or to refrain from modifying or terminating the terms of employment of any Employee. In the case of any new plan, program or arrangement, Buyer shall, or shall cause Recap Subco and the Recap Subsidiaries to the extent permitted under applicable Law, provide that periods of service with any of Recap Subco any Recap Subsidiary, any Seller or any Affiliate of any of the foregoing Persons prior to the Closing Date shall be credited for eligibility, vesting and benefits purposes (if applicable and without duplication) with respect to such plan, program or arrangement, provided that no service will be credited for purposes of calculating an employee's benefit accrual under any Defined Benefit Plan or any Non-U.S. Benefit Plan that is a defined benefit plan for any period of time that the employee did not participate in such plan on or before the Closing Date.

           5.6.2 For any mass layoff or plant closing which occurs on or after the Closing Date, Buyer shall cause Recap Subco or the relevant Recap Subsidiary to give any notice to the Employees which is required under the Worker Adjustment and Retraining Notification Act or any similar federal, state, local or foreign Law.

           5.6.3 On the Closing Date, Buyer shall have in effect and thereafter maintain or cause Recap Subco and the Recap Subsidiaries to have in effect and maintain all policies of worker's compensation, employer's liability or similar insurance which are required by any Governmental Entity to be in effect as of the Closing Date.

           5.6.4 Buyer shall provide or shall cause Recap Subco or the Recap Subsidiaries to provide continuation health care coverage pursuant to Part 6 of Title I of ERISA to all current or former employees of Recap Subco, Recap Subsidiaries and/or their predecessors and such individuals' qualifying beneficiaries who are eligible for such coverage.

           5.6.5 On the Closing Date, Seller Parent shall pay and discharge in full all Excluded Debt other than Excluded Debt with respect to Joint Ventures and terminate all related liens, security interests or other encumbrances in respect of CRL Business Assets and comply and cause Recap Subco to comply with their respective obligations under the Releases.

           5.7 Additional Assurances.

           5.7.1 After the Closing Date, Seller Parent shall promptly and shall cause its Affiliates promptly to, and Buyer shall promptly and shall cause Recap Co and the Recap Subsidiaries promptly to, take such additional actions and execute any such additional documents and instruments as may be reasonably necessary (i) to effectuate the transactions contemplated by this Agreement, including to fully vest good and valid title to all of the CRL Business Assets in Recap Subco and the Recap Subsidiaries, as applicable, and to fully vest good and valid title in the Excluded Assets in Seller Parent or its Affiliates free and clear of all liens, claims or other encumbrances except Permitted Encumbrances, and (ii) to cause Seller Parent or its Affiliates to retain or assume any Excluded Liabilities not retained or assumed by Seller Parent or an Affiliate prior to or on the Closing Date, or to cause Recap Subco or any Recap Subsidiary to assume any Assumed Liability not assumed by it prior to or on the Closing Date. Prior to and after the Closing Date, Seller Parent agrees to assist Buyer in any reasonable manner requested, and without unreasonable delay, in the preparation of financial statements of the CRL Business, including the interim unaudited financial statements at and for the three months ended March 27, 1999 and at and for nine months ended September 25, 1999, including so that such financial statements can be presented in conformity with the accounting rules of Regulation S-X under the Securities Act of 1933, as amended; provided however, that Buyer shall bear any out-of-pocket costs and expenses incurred by Seller Parent or any of its Affiliates in connection with providing such assistance.

           5.7.2 Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery of any CRL Business Asset in the Internal Reorganization or any transaction contemplated by this Agreement is prohibited by any applicable Law or would require any Governmental Entity or other third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing and either such item(s) are not a condition to Closing or Buyer shall have waived in writing the applicable condition to Closing with respect to such item(s), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery thereof. Following

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

the Closing, the parties shall use Commercial Efforts and shall cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer, Recap Co and the Recap Subsidiaries the benefits and liabilities of use of such CRL Business Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a CRL Business Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller Parent shall and shall cause its Affiliates to promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such CRL Business Asset to Recap Subco or a Recap Subsidiary for no additional consideration free and clear of all liens, claims or other encumbrances except Permitted Encumbrances. To the extent that any such CRL Business Asset cannot be transferred or the full benefits and liabilities of use of any such CRL Business Asset cannot be provided to Buyer, Recap Subco and the Recap Subsidiaries following the Closing pursuant to this Section 5.7, then Buyer and Seller Parent or one or more of its Affiliates shall enter into such arrangements (including subleasing or subcontracting if permitted) designed to provide to Recap Subco and the Recap Subsidiaries the economic and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Recap Subco and the Recap Subsidiaries of the obligations thereunder to the extent permitted by Law.

           5.7.3 Subject to Section 5.4, Buyer and Seller Parent shall cooperate with each other and use their Commercial Efforts, as soon as practicable after the Closing, to take all actions, if any are required, to transfer all permits, authorizations and registrations issued to the CRL Business.

           5.8 Updated Disclosure Schedule. Seller Parent shall prepare and deliver to Buyer at least five (5) Business Days prior to the Closing an update of the Disclosure Schedule for the sole purpose of disclosing events or other matters which have occurred after the date of this Agreement other than as a result of the breach of this Agreement by Seller Parent, any of the Sellers, Recap Subco or Recap Co or occurred prior to the date of this Agreement but did not require disclosure as of the date of this Agreement (an "Update"). In the event of the delivery to Buyer of an Update which sets forth the occurrence or existence of an event or other matter which would cause the condition set forth in Section 6.2.1 hereof not to be satisfied (determined without regard to the Update), Buyer shall have no obligation to complete the Closing of the transactions contemplated by this Agreement and may terminate this Agreement pursuant to and in accordance with the procedure set forth in Section 7.1.1(d) (without regard to the twenty (20) day cure period); provided that in the event that Buyer does not so terminate this Agreement and the Closing occurs, the Disclosure Schedule shall be deemed to be amended as of the date of this Agreement to include the events or other matters set forth in the Update for all purposes of this Agreement, including Article 8.

           5.9 Buyer's Insurance. From and after the Closing and at all times until the Recap Co Sub Notes have been paid in full and Seller Parent and/or its Affiliates cease to beneficially own any shares of Recap Co Common Stock, Buyer shall cause Recap Co and the Recap Subsidiaries to procure and maintain in full force and effect insurance coverage in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as is the normal industry practice for businesses of similar size operating in similar industries and markets and with similar financial conditions, including without limitation, Directors and Officers Liability Insurance with annual limits in an amount not less than $10,000,000 per occurrence and in aggregate.

           5.10 Cash Management. On the Closing Date, Seller Parent shall cause the checking and all other applicable bank accounts of Recap Co and the Recap Subsidiaries to have on deposit all amounts in good funds to pay in full on or following the Closing Date all checks and drafts of the CRL Business issued but not drawn on or prior to the Closing Date.

           5.11 Company Acquisition Proposal. Seller Parent covenants and agrees that, from and after the date of this Agreement and until the first to occur of its termination pursuant to Article 7 or the Closing, neither it nor any of its Affiliates nor any of its representatives shall directly or indirectly (a) take any action to solicit or initiate any Company Acquisition Proposal (as hereinafter defined), or (b) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, or (c) disclose any non-public information relating to the CRL Business or afford access to the employees, properties, books or records of the CRL Business to any Person that has made or, to Seller Parent's Knowledge is considering making, a Company Acquisition Proposal. Within five (5) Business Days after receipt of a Company Acquisition Proposal or any request for nonpublic information relating to the CRL Business or for access to the employees, properties, books or records of the CRL Business by any Person who indicates that they may be considering making, or has made, a Company Acquisition Proposal, Seller Parent shall notify Buyer of the fact that such event has occurred and shall notify Buyer of the Person if the Company Acquisition Proposal is received, directly or indirectly, by any Person identified on Schedule 5.11 hereto. For the purposes hereof, "Company Acquisition Proposal" shall mean any offer or proposal for (whether oral or in writing), or any indication of interest in, a merger or other business combination involving any of the CRL Business, Recap Subco or any Recap Subsidiary or any Seller or the acquisition of any equity interest in, or all or a substantial portion of the assets of, any of Recap Subco, any Recap Subsidiary or any Seller or the CRL Business, other than the transactions contemplated by this Agreement and other than transactions with respect to the Excluded Assets.

           5.12 Books and Records. Seller Parent shall retain in accordance with its current records retention polices all books and records relating to the CRL Business and, unless otherwise consented to in writing by Seller Parent or Buyer (as the case may be), Buyer and Seller Parent will not, for a period of six years following the Closing Date, destroy, alter, or otherwise dispose of any of such books and records without first offering to surrender to Seller Parent or Buyer, as the case may be, such books and records or any portion thereof which Buyer or Seller Parent, as the case may be, may intend to destroy, alter, or dispose. Buyer and Seller Parent will allow the other party's representatives access to such books and records, upon reasonable request during such party's normal business hours, for the purpose of examining and copying the same (but only to the extent they relate to the CRL Business) in connection with any matter related to or arising out of this Agreement or the transactions contemplated hereby or the conduct by Buyer of the CRL Business.

           5.13 Use of Names. Buyer, Recap Co and the Recap Subsidiaries are purchasing, acquiring or otherwise obtaining right, title or interest in the names "Charles River Laboratories" and "SPAFAS" and any tradenames, trademarks, identifying logos or service marks related thereto or employing the words "Charles River" or "SPAFAS" (collectively, the "Names"). Seller Parent agrees that, neither it nor any of its Affiliates shall make any commercial use of the Names from and after the Closing Date; provided, however, Seller Parent shall retain the right to make use of the Names for purposes of reflecting its ownership of the CRL Business prior to the Closing Date. On the Closing Date, Seller Parent shall cause the name of each of its Affiliates that contains the words "Charles River" or "SPAFAS" to be changed to a name that does not contain such words.

           5.14 Commitment Letters. Buyer shall use its Commercial Efforts to obtain the financing contemplated by the Commitment Letters and shall use Commercial Efforts to notify Seller Parent in writing within one (1) Business Day if any of the Commitment Letters are terminated or within five (5) Business Days of any of the terms or conditions of the Commitment Letters are amended or modified in any material respect.

           5.15 Broekman Sale. In the event that the sale of the Broekman Institute B.V., a Netherlands corporation located at Schoolstraat 21,5711 CP Someran, The Netherlands, to Panning B.V. or an Affiliate thereof (the "Broekman Sale") is consummated after the Closing Date, Buyer shall cause Charles River Laboratories Europe GmbH to pay to Seller Parent all net proceeds of the Broekman Sale within two (2) Business Days after receipt of such proceeds by Charles River Laboratories Europe GmbH; provided, however, Charles River Laboratories Europe GmbH shall be entitled to retain any and all sale proceeds which are placed in escrow on the closing date of the Broekman Sale (the "Escrow Amount") and thereafter released, regardless of whether the Broekman Sale occurs prior to, on or after the Closing Date. In the event that Pharming B.V. or an Affiliate thereof (the "Broekman Purchaser ") makes a claim for indemnification under the Broekman Sale agreement, after the Closing Date Buyer shall cause Recap Subco or a Recap Subsidiary, at Seller Parent's sole cost and expense, to defend the claim, to the same extent as it would defend any claim for which it was responsible for payment. In the event the Broekman Purchaser is entitled to indemnification, such amount first shall be paid out of the sale proceeds placed in escrow to the extent of the Escrow Amount and the balance, if any, shall promptly be paid by Seller Parent. Buyer shall cause Recap Co or a Recap Subsidiary to keep Seller Parent informed on a timely basis of any and all indemnification claims and the status thereof. In the event that the Broekman Sale is consummated after the Closing Date, Seller Parent shall indemnify Recap Co and the Recap Subsidiaries for any income tax or similar tax liability arising from any income or gain realized by Recap Co or any Recap Subsidiaries on the Broekman Sale.

           5.16 Stage I Reorganization Matters. Seller Parent shall use its Commercial Efforts cause to CRL, SPAFAS or International, as the case may be, to obtain the consents, approvals and authorizations and make the filings set forth in Schedule 5.16 of the Disclosure Schedule on or prior to the Closing Date.

           5.17 Confidential Information. Seller Parent and the Sellers covenant and agree that none of them will, following the Closing, without the prior written consent of Buyer, disclose (or permit to be disclosed) or use in any way any confidential information of the CRL Business unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, (ii) such confidential information is available to the public through no fault of Seller Parent or any of the Sellers, (iii) such confidential information becomes available to Seller Parent or any of the Sellers from a third party who to their

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

knowledge, is under no confidential fiduciary obligation to the CRL Business, Recap Co, the Recap Subsidiaries or Buyer with respect to such confidential information, or (iv) such confidential information is used in connection with reflecting, asserting or defending Seller Parent's or any of the Seller's ownership of the CRL Business prior to the Closing Date.

           5.18 Closing Efforts. Each of Buyer, Buyer Parent and Seller Parent shall use their respective Commercial Efforts to consummate the transactions contemplated hereby.

           5.19 Interim Financial Statements. Seller Parent will, or will cause its Affiliates to, maintain the books and records of the CRL Business, on a basis consistent with past practice, and Seller Parent will furnish, or will cause its Affiliates to furnish, Buyer for each complete fiscal quarter occurring after June 26, 1999, financial statements (the "Quarterly Financial Statements") of the CRL Business, including consolidated statements of income, changes in shareholders' equity and cash flows and a consolidated balance sheet, all prepared in accordance with GAAP (but without footnotes) on a basis consistent with the preparation of the Unaudited Financial Statements, within fifteen (15) days of the end of such fiscal quarter ending on or prior to the Closing.

           5.20 Financial Assurances. As promptly as practicable after the Closing Date, Buyer shall provide to Seller Parent evidence of the release of Seller Parent or any Seller from, the cancellation of Seller Parent's or any Seller's obligation under, or the substitution of Buyer, Recap Co, Recap Subco or any Recap Subsidiary for Seller Parent or any Seller in, the financial assurances or Letters of Credit related to the CRL Business set forth on
Schedule 5.20 of the Disclosure Schedule (the "Financial Assurances"), which evidence shall be in form and substance reasonably satisfactory to Seller Parent.

           5.21 Financial Statements.

           5.21.1 On or before August 4, 1999, Seller Parent shall deliver to Buyer the audited consolidated balance sheets of the CRL Business as of December 26, 1998 and December 27, 1997 and the related audited consolidated statements of income, changes in shareholder's equity and cash flows, including the notes thereto, for each of the three years in the period ended December 26, 1998, with an unqualified report thereon by PricewaterhouseCoopers LLP (the "Audited Financial Statements").

           5.21.2 On or before August 4, 1999, Seller Parent shall deliver to Buyer the final unaudited consolidated balance sheet of the CRL Business as of June 26, 1999, and the related unaudited consolidated statements of income and cash flows, including the notes thereto, for the six-month periods ended June 26, 1999 and June 27, 1998 (the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements are collectively referred to as the "Financial Statements."

           5.21.3 On or before midnight on the second Business Day after the date of delivery of the Financial Statements, Buyer shall provide a written notice (the "Notice") to Seller Parent which states whether or not the Financial Statements comply with the following (the "Standards"): (i) as to the Audited Financial Statements: (A) the Audited Financial Statements are substantially identical to the Draft Audited Financial Statements with respect to the consolidated balance sheets as at December 27, 1997 and December 26, 1998 and the related consolidated statements of income and changes in shareholder's equity for each of the three years in the period ended December 26, 1998, (B) the Audited Financial Statements are substantially identical to the Draft Audited Financial Statements with respect to the line items in the consolidated cash flow statements for each of the three years in the period ended December 26, 1998 for cash and cash equivalents at the beginning of the applicable period, cash and cash equivalents at the end of the applicable period, depreciation, amortization and capital expenditures, in each case for the applicable periods, and (C) the notes to the Audited Financial Statements are substantially identical as to form with the notes to the Draft Audited Financial Statements, and the notes to the Audited Financial Statements contain the financial information required by GAAP to be contained therein; and (ii) as to the Unaudited Financial Statements: (A) the Unaudited Financial Statements are substantially similar to the Draft Unaudited Financial Statements with respect to the consolidated balance sheet as of June 26, 1999 and the related consolidated statements of income for the six month periods ended June 26, 1999 and June 27, 1998, (B) the Unaudited Financial Statements are substantially similar to the Draft Unaudited Financial Statements with respect to the line items in the consolidated cash flow statements for the six month periods ended June 26, 1999 and June 27, 1998 for cash and cash equivalents at the beginning of the applicable period, cash and cash equivalents at the end of the applicable period, depreciation, amortization and capital expenditures, in each case for the applicable periods, and (C) the notes to the Unaudited Financial Statements are substantially similar as to form with the notes to the Draft Unaudited Financial Statements, and the notes to the Unaudited Financial Statements contain the financial information required by GAAP to be contained therein. If the Notice states that the Financial Statements are not in conformity with the Standards, or if Buyer provides a written notice to Seller Parent after August 4, 1999 that the Financial Statements have not been delivered to Buyer, this Agreement automatically shall terminate and be of no further force and effect. If the Notice states that the Financial Statements are in conformity with the Standards, or if the Notice is not timely given, this Agreement shall continue in full force and effect in accordance with its terms.

           5.22 Net Underfunding Amount. Ten (10) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer its calculation of the Net Underfunding Amount, together with supporting documentation. Seller Parent and Buyer shall use their Commercial Efforts to reach agreement on the Net Underfunding Amount. In the event they are unable to reach agreement within three Business Days after Buyer's receipt of Seller Parent's calculation, Arthur Andersen LLP shall be engaged to determine the Net Underfunding Amount and Buyer and Seller Parent shall be bound by its determination. The fees and expenses of Arthur Andersen LLP shall be paid 50% by Buyer and 50% by Seller Parent.

                                   ARTICLE 6

                              CONDITIONS TO CLOSING

           6.1 Conditions to Obligations of Buyer and Seller Parent and Recap Co. The respective obligations of Buyer, Buyer Parent, Seller Parent, the Sellers, Recap Co and Recap

Subco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

           6.1.1 (a) There shall be no injunction, restraining order or decree of any nature of any Governmental Entity that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby, provided that with respect to injunctions, restraining orders or decrees that do not individually, or in the aggregate, restrain the transfer of a material portion of the CRL Business Assets (an "Immaterial Injunction"), Buyer shall be required to use Commercial Efforts to remove such Immaterial Injunction by entering into an agreement with the applicable Governmental Entity to divest such enjoined CRL Business Assets after the Closing Date, or Buyer shall have the right to require Seller Parent to divest the enjoined CRL Business Assets on or prior to the Closing Date, and in either case Buyer shall be entitled to the proceeds of such divestiture.

           (b) Subject to Section 5.2.2, all consents, approvals, authorizations and orders of Governmental Entities that are necessary to permit the consummation of the transactions contemplated by this Agreement and which are set forth on Schedule 6.1.1 (the "Governmental Consents") shall have been obtained in form and substance reasonably satisfactory to Buyer and Seller Parent, and, without limiting the foregoing, all applicable waiting periods specified under the HSR Act and applicable foreign antitrust and competition Laws with respect to the transactions contemplated by this Agreement, shall have lapsed or been terminated.

           (c) For purposes of Section 6.1.1(a), a material portion of the CRL Business Assets shall mean CRL Business Assets generating aggregate annual revenues exceeding $15,000,000 based on the fiscal year ended December 26, 1998.

           6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

           6.2.1 Each representation and warranty of Seller Parent contained in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and
(ii) to the extent that any inaccuracies in such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a CRL Business Material Adverse Effect.

           6.2.2 Seller Parent, Recap Subco and each Seller shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date except to the extent that any breaches of such obligations, agreements, covenants and conditions, individually or in the aggregate, have not had, and would not reasonably be expected to have, a CRL Business Material Adverse Effect.

           6.2.3 Buyer shall have received a certificate of Seller Parent, dated the Closing Date and executed by an officer of Seller Parent, to the effect that each of the representations and warranties of Seller Parent contained in this Agreement is true and correct on the Closing Date as if made on such Date, except as set forth in the Update, and that the Update is true and correct.

           6.2.4 The Affiliates of Parent, other than the CRL Business employees, who are directors and officers of Recap Subco and the Recap Subsidiaries and who have been requested to resign by Buyer shall have tendered their resignations effective as of the Closing Date.

           6.2.5 Buyer shall have received evidence satisfactory to Buyer of receipt of the consents or approvals to the consummation of the transactions contemplated by this Agreement and the Internal Reorganization under (or, as applicable, the taking of the indicated action in connection with the transactions contemplated by this Agreement and the Internal Reorganization with respect to) the contracts, agreements, leases, other instruments, licenses and other items which have been designated with an asterisk in Schedule 3.4 of the Disclosure Schedule, which consents, approvals and actions shall be in form and substance reasonably satisfactory to Buyer.

           6.2.6 On the Closing Date, Seller Parent shall have delivered to Buyer all of the following:

                     (i) stock certificates representing the Purchased Shares. Each such certificate evidencing the Purchased Shares shall be duly endorsed in blank, or be accompanied by stock transfer powers duly executed in blank, and shall be accompanied by all requisite documentary or stock transfer taxes affixed thereto and canceled;

                     (ii) all stock certificates, minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of Recap Subco and each Recap Subsidiary which are not located at Recap Subco or any Recap Subsidiary in Wilmington, Massachusetts or at the principal place of business of Recap Subco or any Recap Subsidiary;

                     (iii) original or copies of consents, filings, authorizations, approvals and other actions described in Sections 5.5.5, 6.1.1(b) or 6.2.5;

                     (iv) certificates as to the valid existence and good standing of Recap Subco and each Recap Subsidiary which is organized under the Laws of the United States of America (or other appropriate certificates in those jurisdictions that do not issue such good standing certificates) from the Secretary of State or other appropriate Governmental Entity of each of such Person's respective jurisdiction of incorporation, organization or formation, as the case may be, dated as of a date within thirty (30) days of the Closing Date; and

                     (v) a true and correct copy of the certificate of incorporation or articles of organization, as the case may be, by-laws or other organizational documents of each of Recap Co, Recap Subco and each Recap Subsidiary which is organized under the Laws of the United States of America, certified as true and correct by the Secretary or Assistant Secretary of Seller Parent.

           6.2.7 Seller Parent, Recap Co and each other stockholder of Recap Co (other than Buyer) shall have executed and delivered to Buyer the Investors' Agreement.

           6.2.8 Buyer, Recap Co and Recap Subco shall have received debt and equity proceeds in the amounts and on the terms and conditions set forth in the Commitment Letters or such other terms and conditions satisfactory to Buyer.

           6.2.9 Buyer shall have received an opinion of counsel for Seller Parent, Recap Co, Recap Subco and the Sellers, dated the date of the Closing, in form and substance reasonably satisfactory to Buyer.

           6.3 Conditions to Obligations of Seller Parent, the Sellers, Recap Co and Recap Subco. The obligations of Seller Parent, each Seller, Recap Co and Recap Subco to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Seller Parent) at or prior to the Closing of each of the following conditions:

           6.3.1 Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and
(ii) to the extent that any inaccuracies in such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

           6.3.2 Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date except to the extent that any breaches of such obligations, agreements, covenants and conditions, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

           6.3.3 Seller Parent shall have received a certificate of Buyer, dated the Closing Date and executed by an officer of Buyer, to the effect that the conditions specified in Sections 6.3.1 and 6.3.2 above have been fulfilled.

           6.3.4 Buyer, Recap Co and each other stockholder of Recap Co (other than CRL) shall have executed and delivered to Seller Parent the Investors' Agreement.

           6.3.5 Seller Parent shall have received an opinion of counsel for Buyer and Buyer Parent, dated the date of the Closing, in form and substance reasonably satisfactory to Seller Parent.

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

                                   ARTICLE 7

                           TERMINATION AND ABANDONMENT

7.1        Termination.

           7.1.1 This Agreement maybe terminated at anytime prior to the Closing
Date:

           (a) by mutual written consent of Seller Parent and Buyer;

           (b) by either Seller Parent or Buyer, if: (i) the Redemptions, Merger and Recapitalization shall not have been consummated on or prior to the date which is three (3) months after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.1(b) shall not be available to any party whose breach of any of its representations, warranties, covenants or other agreements under this Agreement or failure to perform any of its obligations under this Agreement results in the failure of the transactions contemplated by this Agreement to be consummated by such time; or (ii) subject to Section 5.2.2 any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable (but only if the terminating party (if it has standing to do so) shall have used its Commercial Efforts to cause such order, decree or ruling or other action to be lifted or vacated);

           (c) by Seller Parent, if (i) Buyer or Buyer Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice thereof to Buyer and such breach, individually or in the aggregate, has had or would reasonably be expected to have, a Buyer Material Adverse Effect; provided, however, that Seller Parent may not terminate this Agreement pursuant to this Section 7.1.1(c) if Seller Parent, Recap Subco, Recap Co or any Seller is then in breach in any material respect of any of such Person's representation, warranty, covenant or agreement contained in this Agreement, or
(ii) one or more of the Commitment Letters have been terminated or have expired and substitute commitment letters, on substantially the same terms and conditions, have not been entered into by Buyer at the time of such termination or expiration.

           (d) by Buyer, if Seller Parent, Recap Co, Recap Subco or any Seller shall have breached any of such Person's representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice thereof to Seller Parent and such breaches, individually or in the aggregate, have had or would reasonably be expected to have, a CRL Business Material Adverse Effect; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 7.1.1(d) if Buyer is then in breach in any material respect of any representation, warranty, covenant or agreement contained in this Agreement.

           7.1.2 The party desiring to terminate this Agreement pursuant to
Section 7.1.1 shall give written notice of such termination to the other party in accordance with Section 9.5 below.

           7.1.3 This Agreement shall automatically terminate under the circumstances set forth in Section 5.21.3.

           7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article 7, this Agreement (other than as set forth in this Section 7.2 and Sections 9.1 (Public Announcement),
9.2 (Expenses), 9.5 (Notices) and 9.14 (Applicable Law)) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); except nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement contained in this Agreement prior to such termination.

                                   ARTICLE 8

                          SURVIVAL AND INDEMNIFICATION

           8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Closing for the periods set forth in this Section 8.1. The representations and warranties of Seller Parent and Recap Co shall survive the Closing and the representations and warranties of Buyer and Buyer Parent shall survive the Closing until the close of business on March 31, 2001 (the "Expiration Date"), provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.12(a)(i), (ii) and (iv), 4.1, 4.2,
4.3., and 4.7 shall survive the Closing until the sixth year anniversary of the Closing Date with respect to claims which may be asserted in connection with a breach thereof, the representations and warranties contained in Section 3.16 shall survive the Closing for four years with respect to claims which may be asserted in connection with a breach thereof, and the representations and warranties that are the subject of any indemnification claim shall survive indefinitely, but only with respect to such indemnification claim until such claim is finally resolved. The covenants and agreements made by any party which are to be performed after the Closing Date shall survive until fully performed and the covenants and agreements made by any party which are to be performed at or prior to the Closing Date shall expire at the Closing other than Article 2 and Sections 5.6.5, 5.10 and 5.11.

           8.2 Indemnification by Seller Parent. Subject to the applicable limitations set forth in Section 8.4 and in the manner herein provided, from and after the Closing Date, Seller Parent shall indemnify and hold harmless Recap Co, Recap Subco, each Recap Subsidiary, Buyer and its Affiliates, and their respective employees, directors, agents and representatives (collectively, the "Buyer Indemnified Parties"), from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of any representation or warranty of Seller Parent contained in this Agreement or in any certificate delivered pursuant hereto including, without limitation, pursuant to Section 6.2.3 or as a result of an Update; or (b) the failure by Seller Parent, any Seller, Recap Co or Recap Subco to perform any of such Person's covenants and agreements under this Agreement (in the case of Recap Co and Recap Subco, covenants and agreements to be performed on or prior to the Closing Date); or (c) any Excluded Liability.

           8.3 Indemnification by Recap Co. Subject to the applicable limitations set forth in Section 8.4 and in the manner herein provided, from and after the Closing Date, Recap Co shall indemnify and hold harmless Seller Parent, its Affiliates and their respective employees, directors, agents and representatives (collectively, the "Seller Indemnified Parties"), from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty of Buyer or Buyer Parent contained in this Agreement; (b) the failure by Buyer, Buyer Parent or, after the Closing Date, Recap Co or Recap Subco to perform any of such Person's covenants and agreements under this Agreement (in the case of Recap Co and Recap Subco, covenants and agreements to be performed after the Closing Date); (c) any Assumed Liability; or (d) the conduct of the CRL Business after the Closing Date except to the extent the Losses or Litigation Expense resulted from the conduct of the CRL Business prior to the Closing Date. Any indemnity payable pursuant to
Section 8.3(a) or Section 8.3(b) (but only with respect to the covenants and agreements, contained in Section 5.15), shall be increased by an amount equal to the sum of (i) such Loss and Litigation Expense and (ii) the product of such amount and Seller's Equity Percentage at the time.

           8.4 Certain Limitations on Indemnities

           8.4.1 Subject to the terms hereof, the aggregate liability of Seller Parent or Recap Co, as the case may be, for Losses and Litigation Expenses under Sections 8.2(a) or 8.3(a), respectively, other than Losses and Litigation Expenses arising from any inaccuracy or breach of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.12(a)(iv), 4.1, 4.2, 4.3,
and 4.7 (in which case the limits set forth in this Section 8.4.1 shall be inapplicable), is, and shall be, limited to an amount equal to $100,000,000.

           8.4.2 No Buyer Indemnified Party nor any Seller Indemnified Party shall be entitled to indemnification pursuant to Sections 8.2(a) or 8.3(a) hereof unless and until the aggregate amount of all Losses and Litigation Expenses sustained or incurred by all Buyer Indemnified Parties or all Seller Indemnified Parties, as the case may be, under Sections 8.2(a) or 8.3(a), respectively, exceeds an aggregate amount (the "Basket Amount") equal to $4,000,000, and then only for the amount of such excess, provided however, that the limit set forth in this Section 8.4.2 shall not be applicable for Losses or Litigation Expenses for any indemnification obligation arising under (a) Section 8.2(a) (to the extent relating to misrepresentations, inaccuracies or breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.12(a)(iv)) or (b) Section 8.3(a) (to the extent relating to misrepresentations, inaccuracies or breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, or 4.7).

           8.4.3 Any indemnity payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds (net of all Costs payable in connection therewith) actually received by a Buyer Indemnified Party or Seller Indemnified Party or which a Buyer Indemnified Party or a Seller Indemnified Party is unconditionally entitled to receive in respect of the Loss giving rise to such indemnity payment.

           8.4.4 The indemnifying party under Sections 8.2(a) and 8.3(a) shall not be liable to any Indemnified Party with respect to any occurrence, event, circumstance, act, omission or conduct unless such matter or a series of related matters arising from the same or similar occurrences, events, circumstances, acts, omissions or conduct which causes a representation or warranty under Sections 8.2(a) or 8.3(a) to be breached results in Costs of $25,000 or more, and then only for the amount of such excess.

           8.4.5 Each indemnified party shall be obligated, in connection with any claim for indemnification under Section 8.2 or 8.3, to use Commercial Efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

           8.5 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim ("Claim") which may result in a Loss or Litigation Expense, the Person seeking indemnity under this Article 8 (the "Indemnitee") shall give written notice thereof to the party from whom indemnity is sought (the "Indemnitor"); provided, however, that the failure to promptly notify the Indemnitor shall not affect the indemnification obligation hereunder if the Indemnitor was not prejudiced thereby and the failure to promptly notify was inadvertent. The Indemnitor shall have the right, at its expense, to defend or contest (subject to the third to last sentence of this Section 8.5) such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee's attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm of counsel for all Indemnitees), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims, including, but not limited to, reasonable access to employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to defend any Claim, it shall promptly notify the Indemnitee of its intention to do so within thirty (30) days of being notified of any such Claim. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided no settlement of a Claim by Indemnitee (other than a Claim relating to an Excluded Liability) shall be effected without the consent of the Indemnitor which shall not be unreasonably withheld or delayed unless Indemnitee waives any right to indemnification therefor. The Indemnitor may settle or compromise any Claim without the prior written consent of Indemnitee except for settlement or compromise of a Claim (i) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, (ii) which would not adversely affect the Indemnitee and its Affiliates to own, hold, use and operate their respective assets and businesses, and (iii) for money damages only. Seller Parent and Buyer shall treat any payment under this Article 8 for all Tax purposes as an adjustment of the Purchase Price and as allocable to the assets deemed purchased under the Section 338(h)(10) Election as shall reasonably be determined by the Indemnitee, except to the extent such treatment is not permitted under applicable Law.

           8.5.1 (a) The amount of any indemnification payment otherwise determined to be due under this Article 8 shall be reduced (but not increased) by the amount of the "Actual Tax Savings" (as hereinafter defined), if any, realized by the Indemnitee with respect to the indemnified Loss. For purposes hereof, the amount of an Indemnitee's Actual Tax Savings shall be equal to the excess, if any, of the Actual Tax Benefit Amount over the Actual Tax Detriment Amount, each as defined below and each of which shall be calculated taking into account only those items of tax savings or tax liabilities actually incurred by the Indemnitee in the taxable year in which the indemnification payment is made (taking into account all of the indemnitee's tax attributes for the period or periods in question).

           (b) The Actual Tax Benefit Amount shall equal the actual amount of any reduction of the Indemnitee's federal, state or local (but not foreign) income tax liability for the taxable year in which the indemnification payment is made, which reduction would not have been realized but for the occurrence of the event in respect of which the indemnification payment is made or the receipt of the indemnification payment. The Actual Tax Detriment Amount shall equal the actual amount of any increase in the Indemnitee's federal, state or local (but not foreign) income tax liability for the taxable year in which the indemnification payment is made, which increase would not have been realized but for the occurrence of the event in respect of which the indemnification payment is made or the receipt of the indemnification payment.

           (c) The parties agree that any determination made under this
Section 8.5.1 shall be made by the Indemnitee, who shall provide the Indemnitor with its calculation of the Actual Tax Savings in writing. The parties shall attempt to resolve any dispute over such determination in good faith, provided that if such dispute is not resolved by the parties such determination shall be made by the national accounting firm regularly employed by the Indemnitee.

           8.6 No Consequential Damages. NEITHER ANY PARTY TO THIS AGREEMENT NOR THEIR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES SUFFERED BY A PARTY OR ITS AFFILIATES WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT LIMIT ANY LIABILITY
OF ANY PARTY TO INDEMNIFY THE APPLICABLE INDEMNIFIED PARTIES FOR LOSS OR LITIGATION EXPENSES ARISING FROM COSTS OF SUCH TYPE WHICH THE INDEMNIFIED
PARTY IS REQUIRED TO PAY TO ANY OTHER PERSON.

           8.7 Exclusive Remedy. If the Closing occurs, the exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article 8, and each party expressly waives any other rights or remedies it may have, whether under this Agreement or otherwise, or (other than in the case of fraudulent conduct) at law or in equity, provided, however, that equitable relief, including the remedies of specific performance and injunction shall be available with respect to any actual or attempted breach of this Agreement occurring before the Closing Date or with respect to the breach of any covenant to be performed after the Closing Date.

           8.8 Validity. The indemnification agreements provided for in this
Article 8 shall apply notwithstanding any knowledge of, or any investigation made at any time by or on behalf of, any party hereto.

           8.9 Waiver. It is understood and agreed that neither Seller Parent nor any Seller shall be entitled to any indemnification, right of contribution or other right of recovery from Recap Co, Recap Subco or any Recap Subsidiary in connection with any claim made by any Buyer Indemnification Party(s) against Seller Parent hereunder, all of which are hereby irrevocably and unconditionally waived and released by Seller Parent and each Seller; provided, however, such waiver shall not preclude Seller Parent or any Seller from contesting any such claims made by any Buyer Indemnified Party, including, without limitation, on the basis that the alleged Loss or Litigation Expense arose, in whole or in part, as a result of the operation of the CRL Business after the Closing Date or arose out of an Assumed Liability.


                                  Article 9

                                 MISCELLANEOUS

           9.1 Public Announcement. Except in furtherance by Buyer and Buyer Parent of its covenants in Sections 5.14 and 5.18 and notwithstanding anything contained in this Agreement, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) unless such release or announcement is required by applicable Laws or pursuant to any applicable listing agreement with, or rules or regulations of, the NYSE, in which case the disclosing party, prior to making such announcement, shall consult with the other parties. In the event the transactions contemplated by this Agreement are not consummated, each party shall return to the other all documents, work papers and other materials, including any extracts, summaries, analyses, compilations or other documents prepared by the receiving party or its representatives from such information (including any copies thereof whether in written, electronic or other format) or destroy such materials and provide to the other a written certification of such destruction and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim relating to the transactions contemplated hereby, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party that provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

           9.2 Expenses. Subject to the provisions of Sections 7.2 and 9.3, whether or not the transactions contemplated by this Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys', accountants', brokers' and other advisors' fees.

           9.3 Transfer Taxes and Recording Expenses. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the transactions contemplated hereby, including, without limitation, the Merger and Redemptions ("Transfer Taxes"), together with any interest or penalties with respect thereto, shall be shared by the Seller Parent and Recap Co as follows: the first $100,000 shall be paid by Seller Parent, the second $100,000 shall be paid by, and all amounts in excess of $200,000 shall be paid 50% by Recap Co and 50% by Seller Parent. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Internal Reorganization, together with any interest or penalties with respect thereto ("Reorganization Transfer Taxes"), shall be paid 56.25% by Recap Co and 43.75% by Seller Parent. All Tax Returns required to be filed in connection with any Transfer Taxes or Reorganization Transfer Taxes ("Transfer Tax Returns") shall be prepared and filed when due by the party responsible under applicable Law or custom to file such Transfer Tax Returns. The filing party shall promptly provide the other applicable parties with copies of such Transfer Tax Returns. All Transfer Tax Returns shall be prepared on a basis consistent with Schedule
5.5.5 of the Disclosure Schedule. From time to time but not later than ninety
(90) days after the Closing Date, Seller Parent shall provide notice to Buyer of any Transfer Taxes and Reorganization Transfer Taxes paid by Seller Parent or its Affiliates and Buyer shall promptly reimburse Seller Parent or its Affiliates as applicable in accordance with the provisions of this Section
9.3. From time to time but not later than ninety (90) days after the Closing Date, Buyer shall provide notice to Seller Parent of any Transfer Taxes and Reorganization Transfer Taxes paid by Buyer or its Affiliates and Seller Parent shall promptly reimburse Buyer or its Affiliates as applicable in accordance with the provisions of this Section 9.3. Seller Parent shall pay all interest or penalty charges associated with Seller Parent's failure to pay when due any Transfer Taxes or any Reorganization Transfer Taxes, provided that such failure is not the result of Buyer's failure to remit amounts agreed to be paid under this Section 9.3 to Seller Parent promptly upon request.

           9.4 Knowledge. Whenever used in this Agreement, the words "knowledge" of Seller Parent or similar words or phrases shall mean the actual knowledge of those officers of Seller Parent or the CRL Business who are listed on
Schedule 9.4(a) and the words "knowledge" of Buyer or similar words or phrases shall mean the actual knowledge of those officers of Buyer, Buyer Parent or its Affiliates who are listed on Schedule 9.4(b).

           9.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if sent by telecopier or facsimile or sent by a recognized overnight courier service or mailed, first class mail, postage prepaid, return receipt requested, as follows:

                     (a) If to Seller Parent or, prior to the Closing Date, to Recap Co or Recap Subco:

                     Bausch & Lomb Incorporated
                     One Bausch & Lomb Place
                     Rochester, New York 14604-2701
                     Attention:  Alan H.  Farnsworth
                     Vice President - Business Development
                     Fax: (716)338-8706
                     with copies to:

                     Bausch & Lomb Incorporated
                     One Bausch & Lomb Place
                     Rochester, New York 14604-2701
                     Attention:  Robert B. Stiles, Esq.

                     Senior Vice President and General Counsel
                     Fax: (716)338-5043

                     Nixon Peabody LLP

                     P.O. Box 1051
                     Clinton Square

                     Rochester, New York 14604
                     Attention:  Lori B. Green, Esq.
                     Fax:  (716) 263-1600

                     (b) If to Buyer or Buyer Parent or, after the Closing Date, to Recap Co or Recap Subco:

                     DLJ Merchant Banking Partners
                     277 Park Avenue
                     New York, New York 10172
                     Attention:  Ivy Dodes
                     Fax:  (212) 892-2609

                     with a copy to:

                     Haythe & Curley
                     237 Park Avenue
                     New York, New York 10017
                     Attention:  Bradley P. Cost, Esq.
                     Fax:  (212) 682-0200

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been given on the date of personal delivery or upon confirmed receipt to the person to whom addressed if sent by telecopier, overnight courier service or mail.

           9.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

           9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, all without the necessity of posting any bond or other security and without the need to show any actual damages or that money damages would not afford an adequate remedy, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

           9.8 No Conflict of Interest. Each of the parties to this Agreement hereby agrees that Nixon Peabody LLP (or its successor) may serve as counsel to Seller Parent and its Affiliates and Haythe & Curley (or its successor) may serve as counsel to Buyer and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and that either Nixon Peabody LLP (or its successor) or Haythe & Curley (or any successor) may serve as counsel to Seller Parent, Seller Parent's Affiliates, Buyer, Buyer's Affiliates or any director, officer, employee or affiliate of any one or more of them in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, each of the parties hereto hereby consenting thereto and waiving any conflict of interest arising therefrom. This Agreement shall not limit, impair or modify any existing agreement, arrangement or understanding relating to the representation by Nixon Peabody LLP (or its successor) or Haythe & Curley (or its successors) of any of the parties hereto or any beneficial owner of any such party.

           9.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided in Article 8 with respect to indemnification, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           9.10 Assignability. This Agreement shall not be assigned by Seller Parent, Parent Canada, any Seller, Recap Subsidiary or Recap Co without the prior written consent of Buyer or by Buyer without the prior written consent of Seller Parent; provided, however, that at and after the Closing, Buyer's, Recap Co's and Recap Subco's rights or interest under this Agreement may be assigned, upon at least 30 days (or two (2) days in the case of clause (a) below) prior written notice to Seller Parent, (a) to any Affiliate of Buyer, and (b) in connection with a sale of all or substantially all of the assets of Buyer or any of its corporate parents, or direct or indirect consolidated subsidiaries; and provided further that at and after the Closing, Buyer's, Recap Co's and Recap Subco's rights or interests under this Agreement may be assigned to any bank, financial institution or other Person which has extended credit to Recap Co, Recap SubCo, Buyer or any Affiliate of Buyer. Any attempted assignment in violation of this Section 9.10 shall be null and void.

           9.11 Amendment, Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Seller Parent and Buyer. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any other document delivered in connection herewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.

           9.12 Section Headings. The Section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

           9.14 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof.

           9.15 Submission to Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in Monroe County, New York for any actions, suits or proceedings arising out of or relating to this Agreement, the Recapitalization Documents or the transactions contemplated hereby or thereby, and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Recapitalization Document or the transactions contemplated hereby or thereby, in the federal courts of the United States of America located in Monroe County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           9.16 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedule hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written (other than the Confidentiality Agreement which shall not survive the Closing). There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

           IN WITNESSETH WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                       Bausch & Lomb, Incorporated

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       CRL Holdings, Inc.

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       Endosafe, Inc.

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       Bausch & Lomb International, Inc.

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       Charles River SPAFAS, Inc.

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       Charles River Laboratories, Inc.

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President

                                       Wilmington Partners, L.P.

                                       By:  Wilmington Management Corp.,
                                            a General Partner

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       Bausch & Lomb Canada, Inc.

                                       By:
                                          --------------------------------------
                                       Name:  Alan H. Farnsworth
                                       Title:  Vice President


                                       CRL Acquisition LLC

                                       By:
                                          --------------------------------------
                                       Name:  Reid Perper
                                       Title:  President

                                       DLJ Merchant Banking Partners II, L.P.

                                       By:
                                          --------------------------------------
                                       Name:  Ari Benacerraf
                                       Title:  Principal